Exhibit 10.1
Dated September 6, 2005

NICHOLAS BOYES-HUNTER AND OTHERS
and
MIKOHN GAMING CORPORATION

Share Purchase Agreement
for the sale and purchase of
all the issued share capital of
EndX Group Limited

Bird & Bird
90 Fetter Lane
London EC4A 1JP
Tel: 020 7415 6000
Fax: 020 7415 6111
Ref: MJD/MAC/MIKGA.0001

Documents in agreed terms:-
Deposit Letter
Disclosure Letter
Deed of Guarantee
Deed of Adherence
Escrow letter
Bank instruction letters

THIS AGREEMENT dated September 6, 2005 is made
BETWEEN
(1)	The persons whose names and addresses are shown in column (1) of Schedule 2 (each a “Seller” and together the “Sellers”); and

(2)	MIKOHN GAMING CORPORATION d/b/a Progressive Gaming International Corporation, a Corporation incorporated in Nevada, USA with registration number C3599-1986 (the “Purchaser” or for the purposes of clause 21 “PGIC”)
BACKGROUND
(A)	End X Group Limited (the “Company”) is identified by the particulars set out in Part 1 of Schedule 3.

(B)	The Sellers are the registered holders and the beneficial owners or are otherwise able to procure the transfer of the numbers of shares in the Company set opposite their respective names in column (2) of Schedule 2 (the “Shares”) and such shares together will at Completion comprise all the issued and allotted shares in the capital of the Company. All those Shares in issue at the date of this Agreement have been issued fully paid or credited as fully paid and all the Shares will either before or on Completion be issued fully paid or credited as fully paid.

(C)	The Company is the beneficial owner of the entire issued share capital of each of the companies, particulars of which are set out in Part 2 of Schedule 3.

(D)	The Sellers wish to sell and, in reliance upon (inter alia) the warranties and undertakings set out in this Agreement, the Purchaser wishes to purchase all the issued share capital of the Company on the terms and subject to the conditions set out in this Agreement.
OPERATIVE PROVISIONS
1.	DEFINITIONS AND INTERPRETATION

The definitions and rules of interpretation set out in Schedule 1 shall have effect.

2.	SALE OF THE SHARES

2.1	Sale and Purchase

Each of the Sellers shall sell with full title guarantee those of the Shares set out opposite his name in Schedule 2 and the Purchaser relying on the warranties, covenants and undertakings of and indemnities by the Sellers set out in this Agreement shall purchase the Shares on the terms of this Agreement free from all claims, liens, charges encumbrances and equities and together with all rights attaching or accruing to them.

2.2	Condition Precedent

The obligations under Clause 2.1 are subject to the satisfaction or, where permitted, waiver of the Condition provided for under Clause 4.1.

2.3	Right to Sell

Each of the Sellers covenants with the Purchaser that he has or will at Completion have the right to sell and transfer the full legal and beneficial interest in the Shares set out opposite his name in Schedule 2 to the Purchaser on the terms set out in this Agreement.

2.4	Waiver of Pre-emption Rights

Each of the Sellers hereby waives any rights of pre-emption conferred upon him by the Articles of Association of the Company or in any other way in respect of the Shares.

2.5	Purchase of all but not some only

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless:
(i)	the purchase of all the Shares is completed simultaneously in accordance with this Agreement;

(ii)	the Shares at Completion comprise all the issued and allotted shares in the capital of the Company;

(iii)	there exists no other rights in the share capital of the Company.
3.	CONSIDERATION

3.1	Consideration

The consideration for the sale of the Shares shall be the sum of USD27,000,000 as adjusted pursuant to clause 3.3.4 (“the Consideration”) payable in cash as follows:
3.1.1	USD23,000,000 in cash plus or minus the Draft Net Debt on Completion;

3.1.2	USD2,000,000 in cash shall be payable by the Purchaser to the Sellers upon exchange of this Agreement in accordance with the provisions of clause 3.2 (Deposit); and

3.1.3	USD2,000,000 shall be treated in accordance with the provisions of Schedule 10 (Retention ).
3.2	Deposit
3.2.1	The Deposit paid in accordance with Clause 3.1.2 above shall be payable in cash on execution of this Agreement to the client account of the Sellers Solicitors. If the Purchaser completes the purchase of the Shares in accordance with the terms of this Agreement the Deposit shall be deemed to have been paid to the Sellers on account of the Consideration.

3.2.2	The provisions of Schedule 13 shall apply in relation to the Deposit.
3.3	Calculation and Payment of the Net Debt
3.3.1	The Sellers shall (following agreement between Stuart Payne and the Purchaser’s Chief Financial Officer both acting reasonably) no less than five business days prior to Completion prepare and deliver to the Purchaser an estimated calculation (the “Draft Net Debt”) of the Net Debt at Completion.
3.3.1.1	if the Draft Net Debt is a positive sum then the sum of US$23,000,000 referred to in clause 3.1.1 shall be increased by the Draft Net Debt;

3.3.1.2	if the Draft Net Debt is a negative sum then the sum of US$23,000,000 referred to in clause 3.1.1 shall be decreased by the Draft Net Debt.
3.3.2	The Purchaser shall on Completion procure repayment by the Companies of the amount owing by the Company pursuant to the Facility and the Loans at Completion and for that purpose the Purchaser shall, at Completion, first pay to the Company the aforesaid amounts outstanding under the Loans and the Facility.

3.3.3	As soon as practical following Completion and in any event within 12 business days the Sellers shall prepare and deliver to the Purchaser a statement of the Net Debt at Completion (the “Completion Net Debt Statement”).

3.3.4	Following Completion the provisions of Schedule 5 shall take effect in relation to any adjustment required to the Draft Net Debt and the Consideration.
3.4	Apportionment

The Sellers shall be entitled to each tranche of the Consideration including the Deposit in the proportions shown in column (3) of Schedule 2.

4.	CONDITION PRECEDENT, COVENANTS UP TO COMPLETION AND RESCISSION

4.1	Condition Precedent
(a)	The obligations of the Purchaser to complete the purchase of the Shares is subject to the condition precedent (“Condition”) that either:

(i)	the Office of Fair Trading (“OFT”) indicates in writing , in terms reasonably satisfactory to the Purchaser, that it is not the intention of the OFT to refer the Acquisition to the Competition Commission;
OR
(ii)	if the matter is referred to the Competition Commission the Competition Commission giving clearance to the Acquisition in terms reasonably satisfactory to the Purchaser;
either of such indications being hereinafter described as “Clearance”.
4.2	Application to Office of Fair Trading

The Purchaser shall submit a Merger Clearance Application to the OFT as soon as practicable following the date of this Agreement.

4.3	Waiver

The Purchaser may elect to waive the Condition by written notice to the Sellers.

4.4	Procuring Satisfaction
(a)	The parties will, in preparing the Merger Clearance Application, use their best commercial endeavours to procure the satisfaction of the Condition, and shall in any event use all reasonable commercial endeavours to procure satisfaction of the Condition as soon as practicable and in all instances they shall act reasonably. The Purchaser shall be responsible for all fees payable to the OFT or any other relevant regulatory body for the purposes of obtaining Clearance.

(b)	The Purchaser shall at all times keep the Sellers fully and promptly informed as to the progress in obtaining Clearance, shall consult with the Sellers in relation to the strategy to be adopted in seeking Clearance and shall submit all proposed further submissions to the OFT to the Sellers for approval. The Sellers shall at all times give all assistance reasonably requested by the Purchaser for the purpose of obtaining Clearance.

(c)	In the event that the Competition Commission or the OFT (as the case may be) reaches or otherwise indicates to the Purchaser a decision that is on terms not reasonably satisfactory to the Purchaser the Purchaser shall inform the Sellers of that fact within 5 business days of that decision and the provisions of clause 4.6 shall apply.
4.5	Notification

If, at any time, any of the Sellers or the Purchaser becomes aware of a fact or circumstance that might prevent the Condition being satisfied, it shall immediately inform the other party.

4.6	Deadline for Satisfaction

If Clearance has not been obtained by 31 March 2006 and the Purchaser has not waived the Condition by that date, then save where the parties otherwise agree in writing the provisions of Schedule 13 shall take effect in relation to the Deposit and, other than Clauses 3.2.2 (Deposit), 11 (Confidentiality) and 12 (Announcements) and Schedule 13 (Deposit) which shall continue in full effect, this Agreement shall thereupon lapse and be deemed void and of no effect without any of the parties being liable to any other party in any way whatsoever except for breaches of Clauses 3.2.2, 4.4, 11 and 12 and Schedule 13 and, to the extent necessary, provisions concerning interpretation and enforcement of those Clauses in the remainder of this Agreement shall also have effect.

4.7	Sellers’ Pre-Completion Covenants

The Sellers hereby covenant with the Purchaser that except with the prior written consent of the Purchaser they will comply with the requirements of Schedule 6 in the period to Completion.

5.	DOCUMENTS UPON SIGNATURE AND COMPLETION REQUIREMENTS

5.1	Documents upon Signature

Immediately after exchange of this Agreement the Sellers shall deliver to the Purchaser:
(a)	the Disclosure Letter duly signed by the Sellers; and

(b)	the Deposit Letter duly signed by the Sellers’ Solicitors.
5.2	Time for Completion

If the Condition is satisfied, or where applicable, waived, Completion shall take place at a meeting commencing at 1600 hours on the Completion Date or such other time as the parties may agree at the offices of the Sellers’ Solicitors (or such other place as the parties may agree) when the parties shall undertake the matters specified in Schedule 7.

5.3	Sellers’ Completion Obligations

At Completion the Sellers shall comply with the requirements of Part 1 of Schedule 7.

5.4	Purchaser’s PIGC Completion Obligations

5.4.1	At Completion the Purchaser shall comply with the requirements of Part 2 of Schedule 7.

5.4.2	At Completion PGIC shall comply with the requirements of Part 3 of Schedule 7 if required pursuant to the provisions of clause 21.
5.5	Consequences of Sellers’ Default

If any of the provisions of Part 1 of Schedule 7 is not complied with by the Sellers on the Completion Date, the Purchaser shall not be obliged to complete this Agreement and may (in addition and without prejudice to all other rights or remedies available to it):
(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.5 shall apply to Completion as so deferred);

(b)	proceed to Completion so far as practicable and without prejudice to its rights under this Agreement;

(c)	waive all or any of the requirements contained in Part 1 of Schedule 7 at its discretion; or

(d)	if the non-compliance is either:-
(i)	a failure to fully comply with paragraph 1(a) in respect of 100% of the Shares or with paragraph 4(b) (in each case of Part 1 of Schedule 7); or

(ii)	a failure to otherwise comply with any provision of Part 1 of Schedule 7 which results directly or indirectly in the Purchaser failing to become the legal and beneficial owner of 100% of the Shares or which results in any non-fulfilment of the provisions of Clause 2.1 (Sale and Purchase) and clause 2.5 (purchase of all but not some only) in respect of 100% of the Shares;
then pursuant to this clause 5.5(d) the Purchaser may rescind this Agreement without prejudice to its rights and remedies under this Agreement.
5.6	Seller’s failure at Completion

If the Purchaser rescinds the Agreement in accordance with Clause 5.5(d) the full amount of the Deposit (together with interest) shall immediately be returned to the Purchaser in accordance with the provisions of Schedule 13,this Agreement (with the exception of Schedule 13 and this clause) shall thereupon be terminated but save in respect of any antecedent breaches, and any provisions concerning interpretation and enforcement of those clauses.

6.	WARRANTIES

6.1	Warranties

The Sellers hereby severally warrant and undertake to the Purchaser in terms of the Warranties.

6.2	Reliance

The Seller acknowledges and accepts that the Purchaser is entering into this Agreement in reliance on each Warranty.

6.3	Disclosure

The Warranties are given subject to matters fairly disclosed in this Agreement and in the Disclosure Letter.

6.4	Knowledge not to prevent claim

No knowledge (actual, constructive or imputed) other than specifically disclosed in the Disclosure Letter shall prevent or limit a claim made by the Purchaser for breach of Clause 6.1. Subject to the provisions of clause 6.3 and the Purchaser’s warranties contained in paragraph 2 of Part B of Schedule 8, the Sellers shall not invoke the Purchaser’s knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of Clause 6.1. This clause shall apply whether that knowledge was obtained as a result of an investigation made by or on behalf of the Purchaser into the Company.

6.5	Construction of Warranties

Each of the Warranties set out in the several paragraphs of Schedule 4 is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited:
(a)	by reference to any other paragraphs of Schedule 4; or

(b)	by anything in this agreement.
6.6	Waiver of Rights

Each of the Sellers agrees with the Purchaser to waive any rights or claims which such Seller may have in respect of any misrepresentation, inaccuracy or omission in, or from, any information or advice supplied or given by any of the Companies or its directors or employees on which the Sellers may have relied in connection with the giving of the Warranties and the preparation of the Disclosure Letter , but so that this shall not preclude any Seller from claiming against any other Seller under any express or implied right of contribution or indemnity to which he may be entitled.

6.7	Non-discharge of Warranties

Subject to the provisions of paragraph 20 of Part A of Schedule 8, none of the Warranties or the Tax Covenant shall be deemed in any way modified or discharged by reason of Completion and accordingly none of those matters shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by or through the Purchaser under this Agreement.

6.8	Reduction in Consideration

Any payment made by the Sellers for any breach of the Warranties or a liability under the Tax Covenant shall be deemed to be a reduction in the Consideration.

6.9	No claim for Misrepresentation

Each party irrevocably waives any right it may have to claim rescission for any misrepresentation whether or not contained in this Agreement unless such misrepresentations or warranty was made fraudulently.

6.10	The Purchaser acknowledges and agrees that the Sellers make no representation or warranty as to the accuracy of the financial forecasts or projections that relate to the period after the date hereof and which have been provided to the Purchaser (in whatever form) prior to the date of this Agreement or in the Disclosure Letter.

6.11	Sellers’ Protections

The provisions of Schedule 8 shall have effect so as to limit the liability of the Sellers in respect of the Warranties (save for warranties A1 and A5, which shall be excluded from the application of Schedule 8).

6.12	Retention

Schedule 10 shall have effect in relation to a retention from the Consideration towards satisfaction of any claims in respect of the Warranties, the Indemnities and / or the Tax Covenant. The retention amount shall not limit or affect in any way the Limitations on Liabilities provisions set out in Schedule 8.

7.	INDEMNITIES

The Sellers undertake to the Purchaser (for itself and for the Companies as Third Parties) to indemnify and keep the Purchaser and the Companies indemnified from and against and in respect of all actions, proceedings, losses, fines, penalties, damages, liabilities, claims, costs and expenses (including without limitation all legal fees and expenses properly and reasonably incurred) which may be suffered or incurred by any of them arising directly or indirectly out of or in connection with the Indemnified Matters as provided in Schedule 9 which shall have effect accordingly.

8.	TAX COVENANT

The provisions of Schedule 14 (“the Tax Covenant”) shall have effect in respect of a covenant in relation to the taxation of the Companies.

9.	FURTHER ASSURANCE, RELEASE OF GUARANTEES AND INDEMNITIES

9.1	Further Assurance

The Sellers covenant with the Purchaser that:
(a)	on or after Completion the Sellers will (with any cost and expense to be shared equally between the Sellers and the Purchaser) execute and do (or procure to be executed and done by any necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest any of the Shares in the Purchaser or otherwise as may be necessary to give full effect to this Agreement, but excluding payment of stamp duty;

(b)	in relation to each of the Companies the Sellers shall procure to the extent that they have the power to do so either as a shareholder of the Company or otherwise, the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the Companies Acts, its articles of association or any agreement or obligations affecting it to give the Purchaser the benefit of the provisions of this Agreement which the Sellers have agreed to give the Purchaser under this Agreement;

(c)	for so long after Completion as a Seller remains the registered holder of any of the Shares each of the Sellers will hold them and any distributions, property and rights deriving from them in trust for the Purchaser and will deal with the Shares and any distributions, property and rights deriving from them as the Purchaser directs and will on request by the Purchaser, if he has not already done so, execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company in his place.
9.2	Release of Guarantees

The Sellers agree that they shall procure on or before Completion that each of the Companies is released from all guarantees and indemnities given by them other than the Excluded Guarantees, and the Sellers hereby undertake with the Purchaser (for itself and as trustee for each of the Companies as Third Parties) (without prejudice to any right of subrogation that might otherwise apply) to indemnify and hold harmless the Purchaser and the Companies in respect of all liabilities, costs, claims and expenses arising out of any such guarantee or indemnity that ought to have been released as required by this paragraph, but is not so released.

9.3	Services and Information

The Sellers covenant with the Purchaser that for a period of six months following Completion, upon request by the Purchaser from time to time, and to the extent not already required to do so pursuant to any terms of engagement or consultancy with the Companies, they shall as soon as reasonably practicable make available to the Purchaser such information relating to the business and affairs of the Companies as the Purchaser may reasonably require, subject to the Purchaser paying any reasonable costs or expenses of any such Seller requested to do so.

10.	PROTECTIVE COVENANTS

The provisions of Schedule 11 shall have effect.

11.	CONFIDENTIALITY

11.1	Obligation of Confidentiality

Subject to Clause 11.2 each of the Sellers hereby severally undertakes to the Purchaser that as from the date hereof for a period of five years he will:
(a)	not at any time after the date of this Agreement use, divulge or communicate to any person other than to officers or employees of any of the Companies whose province it is to know the same or on the instructions of the Board of Directors of the Company any Confidential Information which may be in or come to his knowledge; and

(b)	use his reasonable endeavours to prevent publication or disclosure of any Confidential Information;

(c)	not directly or indirectly divulge or communicate to any person, the terms and conditions of this Agreement, or confidential information received as a result of entering into or performing this Agreement or supplied by or on behalf of the Purchaser and which relates to the negotiations of this Agreement, its contents or which relates to the Purchaser.
11.2	Exceptions

Clause 11.1 shall not apply if and to the extent that the party disclosing Confidential Information can demonstrate that:
(a)	such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it (including but not limited to the NASDAQ, SEC, and the Serious Fraud Office) and whether or not the requirement has the force of law; or

(b)	such disclosure is required to facilitate the satisfaction of the Condition; or

(c)	such disclosure is to a professional or financial adviser for the purpose of advising the Sellers in connection with the transactions contemplated by this Agreement, provided that such disclosure is necessary for these purposes, such adviser is made aware of the obligations of this Clause 11 and such adviser is bound by a duty of confidentiality (whether express or implied); or

(d)	the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with Clause 11.1.
11.3	Subject to Clause 11.4 the Purchaser hereby undertakes to each of the Sellers that as from the date hereof for a period of five years it will:
(a)	not divulge or communicate to any person other than to officers or employees of Purchaser or any Purchaser Group Company whose province it is to know the same or on the instructions of the Board of Directors of the Company any Confidential Information which may be in or come to its knowledge; and

(b)	use its reasonable endeavours to prevent publication or disclosure of any Confidential Information;

(c)	not directly or indirectly divulge or communicate to any person, the existence, terms or conditions of this Agreement, or confidential information received as a result of entering into or performing this Agreement and which relates to the negotiations of this Agreement, its contents or which relates to any of the Sellers.
11.4	Exceptions

Clause 11.3 shall not apply if and to the extent that the party disclosing Confidential Information can demonstrate that:
(a)	Completion has taken place in accordance with its terms;

(b)	such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it (including but not limited to the NASDAQ, SEC, and the Serious Fraud Office) and whether or not the requirement has the force of law; or

(c)	such disclosure is required to facilitate the satisfaction of the Condition; or

(d)	such disclosure is to a professional or financial adviser for the purpose of advising the Purchaser in connection with the transactions contemplated by this Agreement, provided that such disclosure is necessary for these purposes, such adviser is made aware of the obligations of this Clause 11 and such adviser is bound by a duty of confidentiality (whether express or implied); or

(e)	the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with Clause 11.3.
11.5	Assignment

The Sellers shall procure the assignment to, or declaration of trust in favour of, the Purchaser (and, if the Purchaser so requests, the Company) of the benefit (in law and in equity) of the confidentiality provisions of all confidentiality agreements and undertakings given by (i) any other potential buyer of the Shares or (other than in the normal course of business) the assets of any of the Companies and (ii) any professional or financial adviser as envisaged in Clause 11.2(c), but only to the extent in either case that:
(a)	such assignment or declaration is not prevented by the terms of such agreements and undertakings or, as the case may be, the professional rules applicable or terms of engagement; and

(b)	such confidentiality provisions apply to Confidential Information;

(c)	so far as the Sellers are able.
The Sellers will send a letter in a form agreed with the Purchaser to the other parties to such agreements and undertakings authorising the Purchaser to recover all information to which such agreements or undertakings apply or requesting certification to the Purchaser of the destruction of such information in each case in accordance with the terms of such agreements and undertakings.

11.6	Completion has no effect

The obligations contained in this Clause 11 shall survive Completion and shall continue for three years from the date of this Agreement.

12.	ANNOUNCEMENTS

12.1	Obligation not to make Announcements

Subject to any communications required to be made with the Office of Fair Trading or any other person in relation to the Condition and subject to Clauses 12.2 and 12.4, the parties to this Agreement shall not hold any press conference or press briefing or make any announcement (including, without limitation, any communication to the public, to any customers or suppliers of the Companies, or to all or any of the employees of the Companies) concerning the provisions or subject matter of this Agreement or containing any information about any party without the prior written approval of the others (which shall not be unreasonably withheld or delayed).

12.2	Exceptions

Clause 12.1 shall not apply if and to the extent that such announcement is:
(a)	required by law; or

(b)	required by any securities exchange or regulatory or governmental body having jurisdiction over it (including but not limited to NASDAQ/SEC) and whether or not the requirement has the force of law; or

(c)	is to the financial community with the Purchaser following its normal disclosure practices taking into account the regulations of the bodies referred to in clause 12.2(b).
and provided that any such announcement shall be made only after consultation with the other parties.

12.3	Completion has no effect

The restrictions contained in this Clause 12 shall survive Completion and shall continue without limit of time.

12.4	Joint Announcement

The Sellers and the Purchaser shall as soon as practicable after Completion procure that announcements of the sale and purchase of the Shares are made to the regulatory authorities relevant to the Purchaser and to customers and suppliers of the Company and each Subsidiary and to the employees of the Companies.

13.	PAYMENTS

13.1	Method of Payment

Unless otherwise expressly stated all payments to be made under this Agreement shall be made in US Dollars to the party to be paid by transfer in immediately available funds by telegraphic transfer (through the CHAPS system) for the credit of such account in the United Kingdom as the party to be paid may specify or in such other manner as the parties may agree.

13.2	Sellers’ Solicitors

Any payment to be made, or document to be delivered, to the Sellers under any provision of this Agreement may be made to the Sellers’ Solicitors, whose receipt shall be sufficient discharge.

13.3	Free and Clear

Each payment to be made under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

14.	COSTS

14.1	Own Costs

Each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

14.2	No Professional Costs

The Sellers agree that none of the Companies shall pay, or be required to pay, any legal or other professional charges and expenses in connection with any investigation of the affairs of the Companies or the negotiation, preparation, execution and carrying into effect of this Agreement.

15.	CONSTITUTION OF THIS AGREEMENT

15.1	Entire Agreement

This Agreement, together with the documents referred to in it, contain the entire agreement between the parties relating to the transactions contemplated by this Agreement and supersede all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the parties relating to these transactions except to the extent that they are repeated in this Agreement.

15.2	No Representations

The Sellers acknowledge to the Purchaser, and the Purchaser acknowledges to the Sellers, that in agreeing to enter into this Agreement they, he or it has not relied on any representation, warranty, undertaking, promise or other assurance (whether contractual or otherwise) given by or on behalf of the other (including any given in favour of the Sellers by any adviser or provider of finance to the Purchaser), except those set out in this Agreement, and waives all rights and remedies, which, but for this Clause might be available to them, him or it in respect of such representation, warranty or other assurance, provided that nothing in this Clause shall limit or exclude any liability for fraudulent misrepresentation.

15.3	Advisers

15.3.1	The Sellers agree that no professional, financial or technical adviser or provider of finance to the Purchaser shall have any liability to the Sellers (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking that is not set out in this Agreement.

15.3.2	The Purchaser agrees that no professional, financial or technical adviser or provider of finance to the Sellers shall have any liability to the Purchaser (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking that is not set out in this Agreement.

15.4	Counterparts

This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

15.5	Variations

No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

16.	RIGHTS

16.1	Rights Cumulative

The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

16.2	Failure to Exercise No Prejudice

No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

16.3	Repeated Exercise

No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

16.4	No Merger

The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

17.	LIABILITIES

17.1	Continuance

Save where otherwise expressly provided each of the obligations, warranties and undertakings set out in this Agreement which is not fully performed at

Completion will continue in force after Completion.

17.2	Release of One

The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this Agreement or grant any time or other indulgence without affecting the liability of any other of the Sellers.

17.3	Effect of Fraud

Nothing in this Agreement , or in any other document referred to in this Agreement shall be read or construed as excluding or limiting any liability or remedy (a) arising as a result of fraud, wilful misconduct or wilful concealment on the part of the person whose liability is purportedly so excluded or limited or on the part of any other person who had knowledge at the date of this Agreement of such fraud, wilful misconduct or wilful concealment or (b) for personal injury or death resulting from negligence.

18.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and enure for the benefit of the successors of the parties but none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the other parties, save that the Purchaser may, in the context of a transaction which incorporates the sale of a substantial part of the business, assets or undertaking of any of the Companies, or all of the shares in any of the Companies owned by the Purchaser, assign the benefit of this Agreement to any company within the Purchaser Group PROVIDED ALWAYS that in the event that the transferee company ceases to be in the Purchaser Group then the benefit of this Agreement shall cease to be legally enforceable unless and until the said transferee assigns back to a member of the Purchaser Group the benefit of this Agreement, whereupon it shall become enforceable.

18.1	Exclusion of other Third Party Rights

Except where expressly stated in this Agreement to the contrary:
(a)	no person (including, for the avoidance of doubt, any of the Companies) who is not a party to this Agreement (or his successors or permitted assignees under Clause 18) has any rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce or enjoy the benefit of any term of this Agreement;

(b)	no right of any party to agree any amendment, variation, waiver or settlement under or arising from, or in respect of, this Agreement, or to terminate this Agreement, shall be subject under such Act or otherwise to the consent of any person who is not a party to it or his successors and permitted assignees; and

(c)	nothing in this Clause 18 shall prejudice any right or benefit or cause of action which any third party may have against the Purchaser or Sellers arising apart from the Act as so applied by this Agreement.
19.	ILLEGALITY

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

20.	NOTICES

20.1	Manner of Delivery

Any notice or other document to be served under this Agreement may be delivered or sent by registered post or facsimile process to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other parties in accordance with this Clause.

20.2	Deemed Delivery

Any notice or document shall be deemed to have been served:
(a)	if delivered, at the time of delivery; or

(b)	if posted inland, at 10.00 hours on the second business day after it was put into the post; or

(c)	if posted airmail, at 10.00 hours (local time at the recipient’s address) on the fifth business day after it was put in the post; or

(d)	if sent by facsimile, at the expiration of two hours after the time of dispatch, if dispatched before 15.00 hours on any business day, and in any other case at 10.00 hours on the business day following the date of dispatch.
20.3	Proof of Delivery

In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (first class if UK inland) as a prepaid registered post letter or that the facsimile message was properly addressed and despatched as the case may be.

20.4	Address

The address and facsimile details of the Sellers’ solicitors for the purposes of this Clause are set out in Schedule 2.

20.5	Delivery to one Seller or Sellers’ Solicitors

A notice given or document supplied to the Sellers’ Solicitors shall be deemed to have been given or supplied to all of the Sellers or, if given to the Sellers’ Solicitors.

21.	GUARANTEE

21.1	Notwithstanding the provisions of this Agreement, at Completion PGIC can elect that the shares are purchased by a wholly owned subsidiary of PGIC (“the Purchasing Subsidiary”) in which event the provisions of clause 21.2 shall apply.

21.2	In the event that the Purchasing Subsidiary shall purchase the shares pursuant to clause 21.1 then:
21.2.1	All references in the Operative Provisions of this Agreement to the Purchaser shall be references to the Purchasing Subsidiary; and

21.2.2	PGIC shall execute the Deed of Guarantee on Completion;

21.2.3	The Purchasing Subsidiary shall execute the Deed of Adherence on Completion.
22.	ANCILLARY MATTERS

22.1	Carl Rushton will prior to Completion exercise the Rushton Option, (save as to payment of the Option Price as defined therein, which shall be paid as part of the Completion procedure).

22.3	On Carl Rushton exercising the Rushton Option in accordance with its terms (save for the payment of the Option Price as defined therein) the Sellers will procure that the Company issues the appropriate number of Shares to Carl Rushton as nil paid.

23.	GOVERNING LAW AND JURISDICTION

23.1	Governing Law

This Agreement shall be governed by and construed in accordance with English law.

23.2	Submission to the Jurisdiction

In relation to any legal action or proceedings in relation to any claim, dispute or difference concerning, or to enforce, this Agreement, any matter arising out of, or in connection with, this Agreement (“proceedings”) each of the parties irrevocably submits to the exclusive jurisdiction of the English courts, subject to the fact that any judgement may be enforced in any jurisdiction.

23.3	Method of Service

Each party agrees that without preventing any other mode of service allowed by law, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules in England and Wales) may be served on any party by being delivered to or left for that party at its address for service of notices under Clause 20.

24.	EXCLUSIVITY

The Sellers hereby agree with the Purchaser that the provisions of the Heads of Terms that are expressed to be legally binding shall remain in force provided that the period of exclusivity referred to in Clause 10 of those Heads of Terms shall now extend until 30 November 2005, and if Completion has not happened on or before that date, the period of exclusivity shall automatically extend until Completion or termination or rescission of this Agreement.
IN WITNESS of which this Agreement has been executed and delivered as a deed by the parties in the case of those parties that are companies by the affixing of their common seal or their duly authorised representatives on the date which appears first on the first page.

Schedule 1
Definitions and Interpretations
1.	Definitions

In this Agreement, unless the context otherwise requires:

“Accounts” means all or any one of:
(a)	the audited balance sheet of the Company and the audited balance sheet of EndX Limited and the unaudited accounts of all the other Companies save for the Canadian subsidiaries at the Accounts Date; and

(b)	the audited consolidated profit and loss account of the Company and EndX Limited and the unaudited accounts of the other Companies save for the Canadian subsidiaries its subsidiary undertakings and the audited profit and loss account of the Company and the audited profit and loss account of EndX Limited and the unaudited profit and loss accounts for all the other Companies save for the Canadian subsidiaries as at the Accounts Date;
together with the notes to such accounts and the directors reports and the other documents required by law to be annexed thereto;

“Accounts Date” means 30 September 2004;

“Acquisition” means the acquisition of the Shares in accordance with the terms of this Agreement;

“agreed terms” means terms contained in a form which has been agreed and initialled by or on behalf of the Sellers and the Purchaser for the purpose of identification immediately prior to the signing of this Agreement;

“business day” means any day other than a Saturday or a Sunday or public holiday in England;

“Canadian Disposal” means the transfer by the Company to the Sellers of all its interest in 6349609 Canada Limited, a corporation incorporated in the province of Ontario, Canada with number 6349609;

“Canadian Subsidiaries” means 6349609 Canada Limited and 4028546 Canada Inc.;.

“Clearance” has the meaning given in Clause 4.1;

“Companies” means the Company and the Subsidiaries;

“Companies Acts” means the Companies Act 1985 and all other statutes and subordinate legislation from time to time in force concerning companies and other bodies corporate;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 5;

“Completion Date” means 30 November 2005 or if later, the date falling seven business days after satisfaction or waiver of the Condition or such other earlier date as the Sellers and the Purchaser may from time to time agree in writing as being the date on which Completion is to take place;

“Completion Net Debt Statement” means a statement of Net Debt as at Completion prepared in accordance with Clause 3.3.3;

“Condition” means the condition precedent for the purposes of Clause 4.1;

“Confidential Information” means all information, of a confidential nature and not in the public domain, which is used in or otherwise relates to the Companies or the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the Companies including information relating to;
(a)	the marketing of goods or services, including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b)	future projects, between development or planning, commercial relationships and negotiations;
“Debt Creditors” means Lloyds TSB Bank plc pursuant to the Facility and the Sellers and Martin Sykes pursuant to the Loans;

“Deed of Adherence” means the deed referred to in clause 21.2.3 in the agreed terms;

“Deed of Guarantee” means the deed referred to in clause 21.2.2 in the agreed terms;

“Deposit” means that part of the consideration for the sale of the Shares as is payable in cash under Clause 3.2;

“Deposit Account” means the Wacks Caller Client Account, held at the Bank of Scotland, 19/21 Spring Gardens, Manchester M2 1FB, Account number : 00918133, Sort code : 12-08-95, Swift Code : BOFSGB21256;

“Disclosure Letter” means the letter in the agreed terms from the Sellers to the Purchaser of the same date as this Agreement together with the documents annexed thereto disclosing information constituting exceptions to the Warranties and which has been delivered to the Purchaser prior to the signing of this Agreement;

“Deposit Letter” means the letter in the agreed terms from the Sellers Solicitors to the parties relating to the Deposit;

“David Lobb Option” means the agreement entered into between the Company and David Lobb, a copy of which is contained in the Disclosure Letter annexure 7G;

“encumbrance” includes any interest or equity of any person (including any right to acquire, option or right of pre-emption), any debenture, mortgage, charge, pledge, lien, deposit by way of security, restriction, assignment, hypothecation, security interest, option, right of pre-emption or assignment or factoring or similar agreement (including any created by law), title retention or transfer or other security or preferential agreement or arrangement, and any rental, bill of sale, hire purchase, credit sale or other agreement for payment on deferred terms or any agreement or commitment to give or create any of the foregoing;

“Excluded Guarantees” means guarantees:
i)	given in respect of the Facility and Lloyds Security Documents and which are disclosed in the Disclosure Letter against Warranty [B.7.4];

ii)	in respect only of the liability of another of the Companies;

iii)	entered into in the ordinary course of business and which are disclosed in the Disclosure Letter or contained the annexures to the Disclosure Letter.
“Facility” means a £700,000 Term Loan facility made available to the Company by Lloyds TSB Bank plc (“Lloyds”) as set out in a facility letter dated 28 November 2003 (as amended) together with a £250,000 overdraft facility made available to the Company from Lloyds as set out in a letter dated 1 July 2005;

“Heads of Terms means the heads of terms dated 18 July 2005 and signed by the parties except Carl Rushton;

“Intellectual Property Rights” means:
(i)	patents, designs, trade marks and trade names (whether registered or unregistered), copyright and related rights, database rights, know how and confidential information;

(ii)	all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future; and

(iii)	applications, extensions and renewals in relation to any such rights;
“iView Software “ means the source object and executable forms of the iView software products developed owned and marketed by the Canadian Subsidiaries;

“Loans” means in the case of the Sellers the loans made by the Sellers to the Company dated 30 November 2004 and in the case of Martin Sykes the outstanding loan note issued to him by the Company pursuant to the loan note instrument dated 28 November 2003;

“Lloyds Security Documents” means:

(a)	an Omnibus Guarantee & Set-Off Agreement dated 28 November 2003 and entered into between the Company, End X Limited and Lloyds TSB Bank plc (“Lloyds”);

(b)	the Debenture dated 28 November 2003 between the Company and Lloyds; and

(c)	the Debenture dated 28 November 2003 between EndX Limited and Lloyds;
“Management Accounts” means the unaudited consolidated (save for the Canadian Subsidiaries) profit and loss accounts of the Company (copies of which are attached to, or referred to in, the Disclosure Letter) for the ten month period up to 31 July 2005;

“MediaLink Licence” means the licence to be mutually and reasonably agreed upon by Completion by the Sellers and the Purchaser pursuant to which the Company will grant to Coppermoon Limited a perpetual, sole and exclusive, royalty free licence to to use, develop and exploit the MediaLink Software Product for non gaming applications worldwide;

“MediaLink Software” means all the source object and executable versions of the Medialink Manager, Medialink Controller, Minmax Bet Manager and Roulette Writer Service software products developed by the Company;

“Net Debt” means at Completion the sum of :-
(a)	the reconciled balance of cash held by the Companies at the Completion Date excluding any amounts paid to the Company pursuant to clause 3.3.2;

(b)	the net balance of trade debtors less trade creditors (for the avoidance of doubt excluding deferred income held as a creditor in the balance sheet);

(c)	the £60,000 sum owing to the Company from Carl Rushton being the strike price on the exercise of his options;

(d)	the sum owing to the Company under the Canadian Sale Agreement;

Less the amounts owing by any and all of the Companies pursuant to the Facility and the Loans on the Completion Date, and less £111,000 relating to a payment to be made by the Company to Tim Parker;
“Operative Provisions” means the whole of this Agreement from clause 1 to clause 23 (inclusive) and all the schedules to this Agreement;

“parties” means the parties to this Agreement and includes their respective successors and permitted assigns;

“PGIC Loan” means a Loan from the Purchaser to the Company upon the terms set out in Schedule 13;

“proceedings” means any action or proceedings before a court or tribunal or a statutory, governmental or regulatory body (including an arbitration);

“Properties” means the property or properties (freehold and leasehold) short particulars of which are set out in Annexure G entitled “Detail of Properties” and including any part or parts of any of them and “Property” shall be construed accordingly;

“Proportion” means, in relation to any Seller, that fraction set out in column 3 opposite that Sellers name in Schedule 2;

“Purchaser’s Solicitors” means Bird & Bird, 90 Fetter Lane, London EC4A 1JP [Ref: MJD/MAC];

“Put and Call Option” means the agreement to be mutually and reasonably agreed upon by Completion by the Sellers and the Purchaser relating to the ultimate purchase by the Sellers of the shares referred to in the David Lobb Option should those shares be put on the Company pursuant to the David Lobb Option;

“Rushton Option” means the option over shares in the capital of the Company granted to Carl Rushton and which is contained in the Disclosure Letter Annexure B11 of File 4;

“Sellers’ Debenture” means a Mortgage Debenture between the Company and: Nicholas John Boyes-Hunter, Stuart Murray Payne, David Ian Waters, Cyril Boyes-Hunter dated 21 December 2004;

“Sellers’ Solicitors” means Wacks Caller, Steam Packet House, 76 Cross Street, Manchester, M2 4JU [Ref: MSC/GMC];

“Shares” has the meaning given on page 1;

“Subsidiaries” means the companies brief particulars of which are set out in Schedule 3, Part 2 of or any one or more of them, as the context requires;

“Sykes Debenture” means the mortgage debenture dated 28 November 2003 granted by the Company to Martin Sykes;

“Tax” shall have the meaning ascribed to it in the Tax Covenant;

“Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

“Tax Covenant” has the meaning given to it in clause 8;

“taxation warranties” means each and every warranty contained in the Part of Schedule 4 entitled “Taxation”;

“Third Party” means any person in whose favour any right or benefit under this Agreement is extended by the express use of the term “Third Party”, in which case the terms of Clause shall apply to the enjoyment or enforcement of such benefit and such person’s rights thereto;

“Trade Marks” means those trade marks comprised within the Licensed-In IPRs, which are owned by the Sellers and which are exclusively or predominantly used by the Company in the course of its business, as listed in the Disclosure Letter;

“Warranties” means all and any of the representations, warranties and undertakings referred to in Clause 6 and Schedule 4.

2.	Interpretation

In, and for the purposes of, this Agreement unless the context otherwise requires:

2.1	Gender, Number, Persons etc
(a)	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(b)	References to any person shall include any individual, partnership, firm, corporation or other body corporate, corporation sole or aggregate, government state or agency of a state, and any unincorporated association or organisation, works council or employee representative body in each case whether or not having separate legal personality and “Persons” shall be construed accordingly.

(c)	References to a company include any body corporate, wherever incorporated, and includes any limited liability partnership under the law of the United Kingdom.

(d)	References to any party include a reference to the estate, legal personal representative, successor, or permitted assigns of that party.

(e)	A person shall be deemed to be connected with another if that person is connected with that other within the meaning of Section 839 of the Taxes Act 1988.
2.2	Time

References to time are to GMT.

2.3	Currency
(a)	References to “£” or “pounds” or “sterling” or “GBP” are to pounds sterling, being the lawful currency for the time being of the United Kingdom provided that, if the United Kingdom adopts the euro, and if sterling is no longer valid legal tender in the United Kingdom at the relevant time, then any obligation to make a payment in pounds shall be construed as an obligation to pay in euros and an obligation to pay an amount expressed in pounds shall be construed as an obligation to pay an amount in euros which is equal, at the official rate of exchange between the euro and pounds, to the amount of pounds so payable.

(b)	References to “$”, “US $” or “USD” are to United States dollars being the lawful currency for the time being of the United States of America.

(c)	US Dollar is the sole currency of account and payment for all sums payable under or in connection with this Agreement, including damages.

(d)	Any monetary sum to be taken into account for the purposes of any Warranty or for the purposes of Schedule 8 or clause 3 of the Tax Covenant where that sum is expressed in a currency other than US Dollars shall be translated into US Dollars at the closing mid-point pound spot rate applicable to the balance of all such amounts as are expressed in that currency at close of business in London on the date of this Agreement (or, if such date is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London Edition) published on the next following day or, if the Financial Times (London Edition) is not published on that day, the closing mid-point spot rate quoted by The Royal Bank of Scotland PLC for US Dollars applicable to amounts of USD100,000 or more.

(e)	Where it is necessary to determine whether a monetary limit or threshold set out in Schedule 8 or in clause 3 of the Tax Covenant has been reached or exceeded and the value of the Relevant Claim is expressed in a currency other than US Dollars, the value of that Relevant Claim shall be translated into US Dollars at the closing mid-point pound spot rate applicable to that amount of that currency at close of business in London on the date of receipt by the Seller of written notification from the existence of such claim (or, if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London Edition) published on the next following day or, if the Financial Times (London Edition) is not published on that day, the closing mid-point spot rate quoted by The Royal Bank of Scotland PLC for US Dollars for that day applicable to amounts of USD100,000 or more.

2.4	Concerning Warranties

Where any statement is qualified by the expression “so far as the Sellers are aware” or “to the best of the Sellers’ knowledge information and belief” or any similar expression save where otherwise stated that statement shall be deemed to include an additional statement that it has been made after due and reasonable enquiry.

2.5	Parts of this Agreement
(a)	Except where the contrary is stated, any reference to a Clause or Schedule is to a Clause or Schedule of this Agreement, to an Annexure is to an Annexure to this Agreement and any reference within a Clause or Schedule to a sub-clause, part, paragraph or other sub-division is a reference to such sub-clause, part, paragraph or other sub-division so numbered or lettered in that Clause or Schedule.

(b)	The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

(c)	The Schedules and Annexures form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and the Annexures.
2.6	Companies
(a)	A “subsidiary” or “holding company” is to be construed in accordance with section 736 and 736A of the Companies Act 1985, and are not limited to companies.

(b)	References to “Group” in relation to any company mean that company, its subsidiaries, its holding companies and every subsidiary of each such holding company from time to time, and “Seller’s Group” and “Purchaser’s Group” shall be construed accordingly, and “Seller’s Residual Group” means the Seller’s Group excluding the Companies and “Group Company” means the Company and each of the Subsidiaries.

(c)	Terms defined in Part XXVI of the Companies Act 1985 shall bear the same meanings in this Agreement.
2.7	Statute and Law
(a)	Save where any change in any statutory provisions following the date of this Agreement has the effect of increasing the Sellers’ liability under this Agreement references to any statutory provisions shall (i) be construed as references to those provisions as respectively amended, modified, consolidated or re-enacted from time to time, and (ii) include any provisions of which they are consolidations or re-enactments (whether with or without amendment) and (iii) also include any subordinate legislation made under the statutory provisions (as so amended, modified, consolidated or re-enacted) in each case before the date of this Agreement.

(b)	References to any law includes common or customary law and any constitution, statute, directive, legislation, decree, judgment, decision, instrument, order, ordinance, regulation, statute, treaty, by-law or other legislative measure, in each case of any jurisdiction whatever (and “lawful” and “unlawful” shall be construed accordingly).

(c)	Save where any change in any law following the date of this Agreement has the effect of increasing the Sellers’ liability under this Agreement references to, or to any provision of, any law of, or having effect in, any jurisdiction shall be construed also as references to all other laws made under the law referred to, and to all such laws as amended, re-enacted, consolidated or replaced or as their application is modified by other laws from time to time, before the date of this Agreement.

(d)	Any headings or side notes or, in the case of any legislation specifically referred to, the inclusion in parentheses of the title to the relevant Part, Section, Schedule or paragraph contained in such legislation are for the sake of convenience only and shall not affect the construction of this Agreement.

(e)	The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.
2.8	Certain words

References to liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument shall include a reference to any contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument.
(a)	Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that party is able to exercise (directly or indirectly) in order to secure performance of that undertaking.

(b)	Any reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding.
2.9	Writing

References to writing shall include any modes of reproducing words in a legible and non-transitory form.

2.10	Accounts

A reference to a balance sheet or profit and loss account shall include a reference to any note attached to or forming part of it.

2.11	Canons of Construction
(a)	The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(b)	General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general terms.
3.	Certain Implied Terms

The Law of Property (Miscellaneous Provisions) Act 1994 applies to the disposition of the Shares and any other property made under or pursuant to this Agreement, save that:
(a)	the word “reasonably” shall be deleted from the covenant set out in Section 2(1)(b) of that Act;

(b)	the covenant set out in Section 3(1) of that Act shall not be qualified by the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about”; and

(c)	the provisions of Section 6(2) of that Act are hereby excluded from this Agreement.

Schedule 2
The Sellers, their Shareholdings and Consideration at Completion

(1)	(2)	(3)
Name & Address	Number of Shares	Proportion
NICHOLAS JOHN BOYES-HUNTER of 1 Holmlee Way,	929,482	43.8722%
Prestbury, Cheshire SK10 4BQ

DAVID IAN WATERS of 1 Armoury Towers,	410,000	19.3523%
Barracks Square, Macclesfield, Cheshire SK11 8HF

CYRIL BOYES- HUNTER of 22 St Marys Walk,	159,130	7.511%
Mirfield, West Yorkshire, WF14 0QB

STUART MURRAY PAYNE of 6 Augusta Drive,	380,000	17.9363%
Tytherington, Macclesfield, Cheshire SK10 2UR

CARL RUSHTON of 994 Blossom Meadows Place,	40,000	1.888%
Henderson NV 89052

GEORGE PAYNE of 39 Packsaddle	200,000	9.4402%
Park, Prestbury, Cheshire SK10 4PU

Schedule 3
Part 1 — Particulars of the Company

(1)	Company name:	End X Group Limited

(2)	Jurisdiction of incorporation:	England and Wales

(3)	Incorporating law:	Companies Act 1985

(4)	Status:	Private company limited by shares

(5)	Company number:	4956051

(6)	Date of incorporation:	6 November 2003

(7)	Share capital — Authorised:	£10,000,000 divided into 40,000,000 ordinary shares of £0.25 each

(8)	Share capital — Issued:	£529,653 divided into 2,118,612 ordinary shares of £0.25 each

(9)	Share capital — Payment Up:	All of the issued shares in the capital of the Company have been issued as fully paid or credited as fully paid

(10)	Registered holders:	As specified in Schedule 1

(11)	Beneficial owners:	As specified in Schedule 1

(12)	Registered office:	Hollinwood Business Centre, Albert Street, Oldham, Lancashire OL8 3QL

(13)	Directors:	Nicholas John Boyes-Hunter Stuart Payne David Ian Waters

(14)	Secretary:	Cyril George Boyes-Hunter

(15)	Auditors:	KPMG LLP

(16)	Accounting reference date:	30 September

Part 2 — Particulars of the Subsidiaries

(1)	Company name:	End X Limited

(2)	Jurisdiction of incorporation:	England and Wales

(3)	Incorporating law:	English

(4)	Status:	Private company limited by shares

(5)	Company number:	3418744

(6)	Date of incorporation:	13 August 1997

(7)	Share capital — Authorised:	£1,000 divided into 1,000
ordinary shares of £1 each

(8)	Share capital — Issued:	£1,000 divided into 1,000 ordinary shares of £1 each

(9)	Share capital — Payment Up:	All of the issued shares in the capital of the Company have been issued as fully paid or credited as fully paid

(10)	Registered holders:	The Company

(11)	Beneficial owners:	The Company

(12)	Registered office:	Hollinwood Business Centre, Albert Street, Oldham, Lancashire OL8 3QL

(13)	Directors:	Nicholas John Boyes-Hunter Stuart Payne David Ian Waters

(14)	Secretary:	Cyril George Boyes-Hunter

(15)	Auditors:	KPMG LLP

(16)	Accounting reference date:	30 September

(1)	Name:	EndX Inc.

(2)	Place of Incorporation:	Nevada, USA

(3)	Date of Incorporation:	15 August 2002

(4)	Registered Office:	920 Pilot Road, Las Vegas, NV 89119

(5)	Issued Share Capital:	500 shares of common stock of no par value

(6)	Shareholder:	EndX Limited

(7)	Directors:	Nick Boyes-Hunter — President David Ian Waters — Secretary Carl Rushton — Treasurer

(1)	Name:	EndX Pty Ltd

(2)	Place of Incorporation:	New South Wales, Australia

(3)	Number:	ACN 107 573 375

(4)	Date of Incorporation:	9 January 2004

(5)	Registered Office:	Suite 601, 8-20 Orion Road, Lane Cove NSW 2066

(6)	Authorised Share Capital:	AUS$10,000 divided into 10,000 ordinary shares of AUS$1.00 each

(7)	Issued Share Capital:	AUS$10,000 divided into 10,000 ordinary shares of AUS$1.00 each

(8)	Shareholder:	EndX Limited

(9)	Directors:	Gary Denham, Nick Boyes-Hunter, David Waters, Stuart Payne

Schedule 4
The Warranties
Contents
A.    Legal
B.    Accounts/Financial
C.    Assets
D.    Business
E.    Taxation
F.    IPR and Technology
G.    Properties
H.    Environment
I.    Employees
J.    Health and Safety
K.    Pension Schemes
Interpretation
In this Schedule, unless the context otherwise requires:
(a)	“Company”, means any or all of the Company and the Subsidiaries, and “Principal Company” means the Company itself and excludes the Subsidiaries; and

(b)	“Seller” means any and all of the Sellers.

A.	LEGAL

A.1.	Seller’s authority and capacity

A.1.1	The Sellers have the requisite power and authority to enter into and perform this Agreement and such entry and performance will not breach violate, infringe or otherwise affect the rights of any other person.

A.1.2	The execution and delivery of and the performance by the Seller of its obligations under this Agreement will not:
(a)	constitute a default under any instrument or arrangement binding or otherwise to which the Sellers are a party;

(b)	result in a breach of any order judgment or decree of any court or governmental agency to which the Sellers are a party or by which the Sellers are bound;

(c)	relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract;

(d)	result in the creation or imposition of any encumbrance on any of the property or assets of the Company;

(e)	conflict with, or result in the breach of, or constitute a default under, or create or accelerate any obligation of the Company under, or cause or require the Company to lose or dispose of any right or asset or any interest in any asset or impose or crystallise any encumbrance on any asset under any of the terms, conditions or provisions of, any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company; or

(f)	result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity.

A.1.3	All consents, permissions, approvals and agreements of third parties which are necessary for the Seller to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing and have been disclosed in writing to the Purchaser.

A.1.4	The Company has not effected or been involved in any merger, demerger or other re-organisation under the Companies Acts.

A.2.	Memorandum and Articles of Association
The copies of the Memoranda and Articles of Association of the Company delivered by the Seller to the Purchaser are true complete and accurate in all respects and have embodied in them or annexed to them true, accurate and complete copies of all resolutions, agreements and consents required by law to be embodied, and the Company has complied with all the provisions of its memorandum and articles of association and, in particular, has not entered into any ultra vires transaction.

A.3.	Compliance with Companies Acts etc.

A.3.1	As far as the Sellers are aware having made no specific enquiries, the Company and its officers (in their capacities as such) have complied with the provisions of the Companies Act 1985 and, in particular:
(a)	all returns and particulars, resolutions, prospectuses, listing particulars, non-listing prospectus, offer documents, and other documents which the Company is required by law to file with or deliver to the Registrar of Companies or any other governmental, regulatory or other authority of competent jurisdiction have been correctly made up and duly filed or delivered;

(b)	all legal requirements have been complied with in connection with the formation of the Company and with the issues of their respective shares and other securities; and

(c)	all charges by or in favour of the Company have (if appropriate) been registered in accordance with the provisions of sections 395 and 396 of the Companies Act 1985 and are valid and enforceable.

A.3.2	In relation to the statutory books of the Company:
(a)	So far as the Sellers are aware they have been properly written up and contain a true accurate and complete record of the matters which should be dealt with in such books; and

(b)	no notice or allegation that any of them is incorrect or should be rectified has been received.
For the purposes of this paragraph:
“statutory books” includes the register of members, the register of applications and allotments, the register of transfers, the register of directors, the register of secretaries, the register of directors’ interests, the register of mortgages and charges.

A.4.	Seller’s interests
Neither the Seller nor any person connected with any of them has any interest, directly or indirectly:
(a)	in any business which has a close trading relationship with is or is likely to be competitive with the business of the Company; or

(b)	in any asset which within the two years preceding the date of this Agreement has been acquired or disposed of by or leased to the Company.

A.5.	Ownership of the Shares

A.5.1	The Shares constitute the whole of the issued and allotted share capital of the Principal Company.

A.5.2	No person is entitled, or has claimed to be entitled, to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.

A.5.3	There is no option, warrant, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of interest in, security or encumbrance on, over or affecting any of the Shares or any other share or any loan capital of the Company (whether issued or unissued) nor is there any commitment to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

A.5.4	All of the Shares or issued shares in any of the Subsidiaries are fully paid up and the Company has not exercised or purported to exercise or claimed any lien over any of them.

A.5.5	The Sellers are entitled to sell and procure the transfer of the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this Agreement.

A.5.6	The particulars of the Subsidiaries set out in Schedule 2 are true and complete and the shares in the Subsidiaries are legally and beneficially owned by the Company or, as the case may be, otherwise as specified in the Schedule free from all encumbrances.

A.5.7	The Company has not at any time purchased its own shares or redeemed or forfeited any shares or agreed to do so, or granted an option whereby it might become liable to do so.

A.6.	Subsidiaries, associations and branches
The Company:
(a)	does not hold or beneficially own or has agreed to acquire any securities of any other corporation (whether incorporated in the United Kingdom or elsewhere), other than shares of the Subsidiaries; or

(b)	is not or has not agreed to become a member of any partnership, limited liability partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations, details of which are given in the Disclosure Letter) or entered into any agreement or arrangement for sharing commissions or other income, profits, losses or expenses; or

(c)	has not any branch or any permanent establishment outside the United Kingdom;

(d)	has not agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium; or

(e)	save as disclosed in relation to paragraphs (a) to (d), has not any interest, legal or beneficial, in any shares or other capital or securities or become a member of or otherwise howsoever interested in any other firm, company, association, venture or legal person or entity.

A.7.	Vulnerable transactions

A.7.1	The Company has not been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person in the event of the insolvency of any person other than such Company, including:
(a)	any transaction at an undervalue with a person within Sections 238 or 339 of the Insolvency Act 1986; and

(b)	receipt of any preference from a person within Sections 239 or 240 of the Insolvency Act 1986.

A.7.2	No transaction at an undervalue (within the meaning of Section 423 of the Insolvency Act 1986) (a) relating to any of the Shares or shares in any of the Subsidiaries or (b) to which the Company has been a party, has been effected prior to the date of this Agreement.

A.8.	Directors and Shadow Directors

A.8.1	The only directors of the Company are the persons whose names are listed in relation to such Company in Schedule 2.

A.8.2	The Company has no liability as a former member, officer or shadow director of any person, and there are no circumstances in which such liability could arise.

A.8.3	No person is or has been a shadow director (within the meaning of section 741(2) Companies Act 1985) of the Company.

A.9.	Compliance with statutes
Neither the Company, nor, so far as the Sellers are aware, having made no specific enquiries, any of their respective officers, agents or employees (during the course of their duties), has done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability on the part of such Company.

A.10.	Licences

A.10.1	So far as the Sellers are aware the Company has all licences (including statutory licences), permits, consents and authorisations (public and private) (“Licences”) necessary to own and operate its assets and properly to carry on its business in the manner in which its business is now carried on.

A.10.2	So far as the Sellers are aware, all such Licences, are valid and subsisting.

A.10.3	So far as the Sellers are aware, the Company is not restricted by contract from carrying on any activity in any part of the world.

A.11.	Regulated activities and financial promotion

A.11.1	The Company does not carry on, and has not carried on since the date falling six years prior to the Accounts Date, in the United Kingdom any regulated activity, as that term is understood for the purposes of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”), whether comprising an activity involving investments, banking or insurance or otherwise and whether or not prior to the coming into force of the FSMA on 1 December 2001.

A.11.2	The Company has not:
(a)	in the course of business, communicated an invitation or inducement to engage in an investment activity, as that term is understood for the purposes of Section 21 FSMA, in contravention of that Section; or

(b)	(prior to 1 December 2001 but since the date falling six years prior to the Accounts Date) issued an investment advertisement, as that term was understood for the purposes of Section 57 of the Financial Services Act 1986 (as then in force), in contravention of that Section, in either case, unless approved by an authorised person or some other exemption to the prohibition in such section at the relevant time applied.

A.12.	Takeover and Prospectuses
During the ten years prior to the date of this Agreement, the Company has not:
(a)	had at any time any equity share capital listed on the London Stock Exchange; or

(b)	had any dealings in its equity share capital advertised in a newspaper on a regular basis for a continuous period of at least six months; or

(c)	had at any time any equity share capital subject to a marketing arrangement as described in Section 163(2)(b) Companies Act 1985, being by way of example, subject to dealings on the Unlisted Securities Market or Alternative Investment Market; or

(d)	has issued, or has caused to be issued on its behalf, or filed with the Registrar of Companies any listing particulars, supplementary listing particulars, prospectus or supplementary prospectus (as those terms are understood for the purposes of Part VI of the FSMA or, prior to 1 December 2001, were understood for the purposes of Part IV of the FSA), prospectus (as that term is understood for the purposes of the Public Offer of Securities Regulations 1995) or offer document (as that term is understood for the purposes of The City Code on Takeovers and Mergers).

A.13.	Financial Assistance
The Company has not directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company or any holding company of such Company from time to time or for the purpose of reducing or discharging any liability incurred in such an acquisition, whether pursuant to Sections 155 and 156 of the Companies Act 1985 or otherwise.

A.14.	Insider Contracts

A.14.1	The Company is not a party to any contract or arrangement with the Sellers nor is any person connected with them interested, directly or indirectly in such a contract or arrangement, nor has there been any such contract or arrangement at any time during the six years up to the Accounts Date.

A.14.2	The Company is not a party to, nor have its profits or financial position since the date falling six years prior to the Accounts Date on the Accounts Date been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

A.14.3	None of the Sellers nor any person connected with any of them is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to, or by, the Company or in any way relating to the Company or its affairs.

A.15.	Litigation, Defaults and Unlawful Acts

A.15.1	The Company is not engaged or proposing to engage in any litigation, arbitration, prosecution or other legal proceedings, except as plaintiff for collection of debts not exceeding an aggregate of £10,000 and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened (whether or not formal notice of proceedings has been given) by or against the Company, any of its assets or any of its directors or in respect of which the Company is liable to indemnify any party concerned.

A.15.2	So far as the Sellers are aware the Company has not, nor have any of its officers or employees, by any act or default committed:
(i)	any criminal or unlawful act in connection with the business of the Company, other than minor road traffic offences; or

(ii)	any breach of trust in relation to the business or affairs of the Company; or

(iii)	any breach of contract or statutory duty or any tortious act which could entitle any third party to terminate any contract to which the Company is a party or could lead to a claim against the Company for damages, compensation or an injunction.

A.15.3	The Company has received no notices or proceedings giving rise to any litigation or arbitration proceedings by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

A.15.4	No party with whom the Company has entered into any material contract is so far as the Sellers are aware having made no specific enquiry in default in any material respect under it.

A.15.5	None of the Companies have received any notification that it is in breach of any material contract to which it is a party. As far as the Sellers are aware having made no specific enquiry the terms of all material contracts to which the Company is a party have been complied with by such Company in all material respects.

A.15.6	The Company has no knowledge of the invalidity of, or grounds for rescission, avoidance or repudiation of, any agreement or other transaction to which the Company is a party and has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

A.15.7	The Company is not the subject of nor has been threatened with, any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or agency and the Company is not in dispute with any such body or agency. So far as the Sellers are aware having made no specific enquiry, there are no circumstances which are likely to give rise to any such investigation, inquiry or enforcement proceedings.

A.15.8	No order, ruling, procurement, direction or decision (other than one of general application) of any governmental, administrative or regulatory body or agency is pending in respect of the Company. As far as the Sellers are aware having made no specific enquiry the Company is not affected, directly or indirectly by any regulatory action to resolve a dispute or enforce a licence at the regulatory body’s own initiative or on behalf of a third party or at the request of the Company.

A.15.9	The Company has not, in the last three years preceding the Accounts Date or since then, been involved in any litigation, arbitration or material dispute with any person who is or was a supplier or customer of material importance to the Company or its business.

A.15.10	No injunction or order for specific performance which is still in force has been granted against the Company.

A.15.11	The Company is not subject to any order or judgment given by any court or governmental agency which is still in force and has not given any undertaking to any court or to any third party arising out of any legal proceedings.

A.15.12	No officer and as far as the Sellers are aware no employee of the Company has made or received any Sensitive Payment in connection with any contract or otherwise. For the purposes of this paragraph the expression “Sensitive Payments” (whether or not illegal) shall include in any jurisdiction:
(i)	commercial bribes, bribes or kickbacks paid to any person, firm or company including central or local government officials, trade union officials or employees; or

(ii)	amounts received with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction either directly or through a third party; or

(iii)	political contributions; or

(iv)	payments or commitments (whether made in the form of commissions, payments or fees for goods received or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid by the recipient to central or local government officials or as a commercial bribe, influence payment or kickback; or

(v)	any payment deemed illegal under the Prevention of Corruption Acts 1889 to 1916.

A.16.	Insolvency

A.16.1	The Company has not ceased, or threatened to cease, the whole, or a material part, of its business for any reason.

A.16.2	No receiver, receiver and/or manager or administrative receiver has been appointed in respect of the Company or in respect of the whole or any part of the assets or undertaking of the Company and no step has been taken to enforce any charge, mortgage or other security interest or encumbrance over all or any part of the assets of the Company.

A.16.3	No administration order has been made and no petition has been presented for such an order in respect of the Company.

A.16.4	No notice has been issued for convening a meeting at which a resolution is to be proposed nor has any resolution been passed nor has any petition been presented or order made for the winding up of, or a provisional liquidator to be appointed in respect of, the Company.

A.16.5	At the date of this Agreement, the Company is able to pay its debts as they fall due and the Company has not stopped or suspended, or declared any intention to stop or suspend, payment of its debts or any class of its debts generally, become unable to pay its debts (within the meaning of Section 123 of the Insolvency Act 1986) or otherwise become insolvent.

A.16.6	No unsatisfied judgment, decree, order or award made against the Company is outstanding and no written demand under Section 123(1)(a) of the Insolvency Act 1986 has been served against the Company and no distress, execution or sequestration has been levied on, or other process commenced against, any asset of the Company.

A.16.7	No voluntary arrangement under Section 1 of the Insolvency Act 1986, scheme or arrangement under Section 425 of the Companies Act 1985 or other arrangement, composition, moratorium or compromise of its debts generally or any class of its debts is proposed or negotiations therefore commenced by the Company nor has any meeting of creditors or any class of them for such purpose been convened or is proposed.

A.16.8	No procedure has been commenced by the Registrar of Companies or any other person with a view to striking off the Company under section 652 of the Companies Act 1985.

A.16.9	The Sellers have received no notification from any third party claiming that circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs A.16.1 to A.16.8.

A.16.10	The Sellers have received no notification from any third party claiming that circumstances or events have occurred in relation to the Company in any country or territory in which it carries on business or to the jurisdiction of whose courts it or any of its assets is subject which correspond with or have an effect equivalent or similar to any of those mentioned in paragraphs A.16.1 to A.16.9 (inclusive) and the Company has not otherwise become subject in any such country or territory to its laws relating to insolvency, bankruptcy or liquidation.

B.	ACCOUNTS AND FINANCIAL

B.1.	Accounts

B.1.1	The Accounts:
(a)	have been properly prepared in accordance with the Companies Act and generally accepted accounting principles, policies, practices and conventions in the United Kingdom; and

(b)	show a true and fair view of the state of affairs of the Principal Company and its subsidiary undertakings as at the Accounts Date and of its profit or loss for the period ended on the Accounts Date and correctly state the assets of the Principal Company and its subsidiary undertakings and contain either provisions adequate to cover, or full particulars in the notes, of all liabilities (whether quantified, contingent or otherwise) of the Company and its subsidiary undertakings as at the Accounts Date.

B.1.2	As far as the Sellers are aware having made no specific enquiries no debt owing to the Company at the date of this Agreement (other than debts included in the Accounts) will not realise its nominal amount plus any accrued interest within six weeks of the date of invoice.

B.1.3	There are no debts owing to the Company (whether or not due for payment) other than trade debts incurred in the ordinary course of business not exceeding £5,000 each.

B.1.4	There is no material difference between the accounting and taxation treatment of any item in the Accounts and of any asset acquired since the Accounts Date.

B.2.	Accounting Reference Date
The Company has not at any time used any accounting reference date (for the purposes of the Companies Act) other than the date set out in Schedule 2.

B.3.	Management Accounts and Reports

B.3.1	The Management Accounts have been carefully prepared for internal purposes in accordance with accounting policies reasonably consistent with those used in preparing the management accounts in the preceding financial year.

B.3.2	The Management Accounts fairly present the income and expenditure and the assets and liabilities of the Principal Company and the Subsidiaries (on a consolidated basis) for the period in question.

B.3.3	There have been no reports concerning the Company commissioned by the Company or the Sellers by financial, accounting (other than statutory audit reports), management, safety, property, environmental, employee benefit, information technology, legal or other external consultants within the period of three years since the date three years prior to the Accounts Date.

B.4.	Accounting Records and Systems

B.4.1	As far as the Sellers are aware, all the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the Company (including all invoices and other records required for VAT purposes) that are required to be kept by such Company under the Companies Act 1985 or any other legislation:
(a)	are in its possession or under its direct control and subject to unrestricted access by it;

(b)	have been properly maintained and are up to date;

(c)	contain a complete and accurate record of all the matters required to be entered in them by the Companies Act 1985 an other relevant legislation.

B.5.	Position since the Accounts Date

B.5.1	Since the Accounts Date, the business of the Company has been carried on in the ordinary and proper course without any interruption or alteration in the nature, scope or manner of its business and there has not been any material adverse change in the financial or trading position of the Company or in the nature of the assets and liabilities shown in the Accounts.

B.5.2	Since the Accounts Date, without limitation to the preceding paragraph, in particular:
(a)	there has not been any adverse change in the value of the net assets of the Company using the same basis of valuation as adopted in the Accounts;

(b)	no directors fees have been paid and no resolution (whether by the appropriate board of directors or by the appropriate general meeting) that such fees be paid in respect of the current or any previous financial year has been proposed or passed by the Company;

(c)	the Company has not disbursed any cash, except in the ordinary course of its business, and all amounts received by the Company have been deposited with the Company’s bankers and appear in the appropriate books of account;

(d)	no dividends or other distributions (whether an actual or deemed distribution) have been declared, paid or made on or by the Company;

(e)	the Company has not entered into any capital transaction as seller, purchaser, lessor or lessee or otherwise undertaken capital expenditure or commitment in an amount exceeding £10,000 in the aggregate;

(f)	the Company has not paid any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment;

(g)	the Company has not disposed of or acquired, or agreed (and is not negotiating to dispose of or acquire), any business or any shares in a body corporate, or any other asset, or any interest in any business or shares or other asset, other than in the ordinary and proper course of business;

(h)	no customer of or supplier of importance to the Company or who would materially adversely affect the Company has ceased to deal, or has indicated an intention to cease to deal or deal on a smaller scale, with the Company, or has changed or indicated that it wishes to change the terms on which it deals with the Company;

(i)	the Company has not repaid all or part of any debt in advance of the due date for repayment, or agreed to do so;

(j)	no share or loan capital has been created or issued;

(k)	no resolution of the shareholders of the Company has been passed

B.6.	Borrowings etc

B.6.1	The Company does not have outstanding any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:
(a)	monies borrowed or raised whether by term loan, overdraft or otherwise;

(b)	any recourse to a company selling or discounting receivables in respect of receivables sold or discounted;

(c)	moneys raised under any bond, note, stock, or other security;

(d)	moneys raised under or in respect of acceptance credit and documentary credit facilities;

(e)	the acquisition cost of assets or services to the extent payable after the time of acquisition or possession;

(f)	rental payments under chattel leases and hire purchase agreement;

(g)	any loan, or debt owing to the Company by, any of the Sellers or any director of the Company or any person connected with any of them;

(h)	any agreement or arrangement to which the Company is a party and in which any of the Seller or any director of a Company or any person connected with any of them is interested;

(i)	any agreement or arrangement between the Company and any company of which it is a subsidiary or another subsidiary of any such company (including, but not limited to, any such agreement or arrangement under which such Company is, or may in the future become, liable to pay any service, management or similar charge or to make any payment of interest or in the nature of interest); or

(j)	any guarantee, indemnity or other assurance against or arrangement intended to prevent or limit loss in respect of any obligation for the payment or repayment of money described in paragraphs (a) to (i) above, any such obligation being referred to below as a “Borrowing”.

B.6.2	To the extent that the Company has any Borrowings, the Disclosure Letter contains adequate details thereof to identify it and the Sellers have provided to the Purchaser copies of all relevant documents relating to Borrowings to identify the amount outstanding or available to each of the Companies and all encumbrances to which any asset of the Company is subject.

B.6.3	The Company have not received notice (whether formal or informal) from any person who is currently, or who has at any time since the Accounts Date been a lender to it, requiring repayment of any Borrowing or intimating the enforcement by any such lender of any encumbrance which it may hold over any assets of the Company and the Sellers are not aware of any circumstances likely to give rise to any such notice being given or which would enable any such notice to be given.

B.6.4	No event or circumstance has occurred, or may occur with the giving of notice, lapse of time, determination of materiality or satisfaction of any other condition such as to entitle any person to require the payment or repayment of any Borrowing before its normal or originally stated maturity or which is or shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of the Company.

B.6.5	The total Borrowings of the Company from its bankers or any other source does not exceed, and has not at any time exceeded, any limitation on its borrowings contained in its articles of association or in any facilities as set out in the Disclosure Letter, and there has been no contravention of, or non-compliance with, any terms of any of the facilities.
B.6.6	The Company has no outstanding liability (whether present or future) for the indebtedness of any other person, nor is a party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

B.6.7	No person other than another Company has given any guarantee of or security for any Borrowing granted to any of the Companies.

B.6.8	None of the facilities is dependent on the guarantee or indemnity of or any security provided by a third party.
B.7.	Liabilities and Guarantees
B.7.1	The Company has no debts or other liabilities (including contingent liabilities) other than those liabilities disclosed in the Accounts or incurred in the ordinary and proper course of trading since the Accounts Date.

B.7.2	The Company has not disposed of or sub-let any interest in any lease in any land or buildings the term of which has not expired, or otherwise in respect of which the Company has an outstanding liability (including a contingent liability).

B.7.3	The Company has no outstanding liabilities (including contingent liabilities) in respect of any guarantee or indemnity or in respect of any agreement or arrangement pursuant to which the Company has disposed of any interest in any land or buildings or other assets or business, and remains subject to any actual or contingent liability.

B.7.4	To the extent that there are any, the Disclosure Letter contains details of all outstanding guarantees, indemnities, security agreements, comfort letters or other analogous or similar agreement given by, or for the benefit of, the Company.

B.7.5	The Company does not hold any guarantee or indemnity which is not valid and enforceable by the Company in accordance with its terms.
B.8.	Plant and equipment
Of the properties, buildings, plant, machinery, fixtures, fittings, equipment, vehicles, furniture, materials and other assets (not being current assets) included in the Accounts or acquired by the Company since the Accounts Date:

(a)	none has been sold or disposed of at a figure lower than book value or an open market arm’s length value whichever is the higher;

(b)	none has been or has been agreed to be let on hire or hire purchase or sold on deferred terms;

(c)	none was acquired at a price in excess of market value at the time of acquisition.
B.9.	Government grants
B.9.1	The Company has not applied for, or received, any grant or investment or subsidy or financial assistance (“Grant”) from any government department or agency or any local or other authority whether under any of the Industry Acts or as a regional development grant or temporary employment subsidy or otherwise.

B.9.2	The Company has not done, or omitted to do, any act or thing which could result in all or any part of any such Grant or other similar payment made or due to be made to it becoming repayable or being forfeited or withheld in whole or in part.
B.10.	Loans
B.10.1	The Company has not lent any money which has not been repaid to it or owns the benefit of any debt (whether present or future), other than, in either case, debts accrued to it in the ordinary course of its business.

B.10.2	The Company has not lent any money which has not been repaid to it or acquired the benefit of any debt (present or future), save for debts in respect of the sale of trading stock in the normal course of trading.

B.10.3	The Company has not factored or discounted any debt owing to it or agreed to do so.

B.10.4	The Company has not made any loan or quasi-loan contrary to Part X of the Companies Act 1985 or agreed to do so.

C.	ASSETS

C.1.	Ownership and Possession of Assets
C.1.1	The Company owned at the Accounts Date and had good and marketable title to and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to all the assets included, or which ought to have been included, in the Accounts.

C.1.2	Except as disclosed in the Accounts, none of the property, assets, undertaking, goodwill or uncalled capital of the Company is subject to any encumbrance, and no person has claimed to be entitled to an encumbrance in respect of any such asset.

C.1.3	All of the tangible assets owned by the Company, or which the Company has the right to use, are located at the Properties or are under the control of the Company.
C.2.	Leased Assets
C.2.1	In respect of all plant, machinery and other tangible assets (other than land and buildings) held by any of the Company under any lease or similar agreement:

(a)	no circumstance has arisen, in relation to any asset held by the Company under a lease or similar agreement by which the rental payable has been, increased;

(b)	the amount of the last rental due from the Company is stated in the Disclosure Letter and was no less than the amount properly payable under the lease having regard to all its terms and, at the date of this Agreement, no circumstance exists by which the lessor is or might be entitled to require an upward adjustment to the rental; and

(c)	no inquiry or investigation is being conducted by the Inland Revenue concerning the availability to the lessor of capital allowances in respect of the plant and machinery concerned.
C.3.	Retention of Title
The Company has not acquired or agreed to acquire any goods (including any plant or equipment) or materials on terms that title to them does not pass until full payment is made or all indebtedness discharged.
C.4.	Rental payments
Rentals payable by each of the Companies under any leasing, hire-purchase or other similar agreement to which that Company is a party are set out in the Disclosure Letter and have not been and are not likely to be increased and all such rentals are fully deductible by that Company for tax purposes.

C.5.	Insurance
C.5.1	All of the Policies of Insurance currently in force in relation to the Company are set out in the Disclosure Letter. There are no claims currently being pursued in respect of such insurance.

D.	BUSINESS

D.1.	Conduct of Business
D.1.1	The Company has at all times carried on business and conducted its affairs in all material respects in accordance with its articles of association for the time being in force and as far as the Sellers are aware having made no specific enquiries any other documents to which it is, or has been, a party.

D.1.2	As far as the Sellers are aware the Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

D.1.3	The Company has not received any process, notice or letter of complaint (formal or informal) by or on behalf of the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry, or any other competition or other authority having jurisdiction in competition or anti-trust matters in relation to any agreement, arrangement, concerted practice or course of conduct to which the Company is or is alleged to be a party under or in respect of the competition law of the European Community or of the European Economic Area or any competition or anti-trust legislation or regulation(s) of any country in which the Company has assets or carries on or intends to carry on business, or where its activities may have an effect.

D.1.4	The Company has not:
(a)	given any undertaking or assurance (whether or not legally binding) to; or

(b)	become or been made subject to any order of or investigation by; or

(c)	received any request for information from;
any court or the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry, or any other competition or other authority having jurisdiction in competition or anti-trust law or regulatory matters in any country in which the Company has assets or carries on or intends to carry on business or where its activities may have an effect.
D.1.5	The Company is not and has not been a party to or concerned in any agreement, arrangement or concerted practice or any acts or conduct in respect of which:

(a)	any application under Article 81 and/or Article 82 of the EC Treaty for negative clearance and/or notification for exemption has been made to the European Commission; and/or

(b)	any application or notification under sections 13, 14, 21 or 22 of the Competition Act 1998 has been made to the Director General of Fair Trading or the Office of Fair Trading or any sectoral regulator.
D.1.6	The Company is not and has not been in receipt of any aid which could be construed as falling within Article 87(1) of the EC Treaty other than aid which has been duly notified to the European Commission pursuant to Article 88(3) of the EC Treaty or which is de minimis within the meaning of Commission Regulation (EC) No. 69/2001, and the Sellers are not aware of any investigation, complaint, action or negative decision in relation to the receipt or alleged receipt by the Business of any aid or alleged aid or any threatened such investigation, complaint, action or negative decision.
D.2.	Undertakings, etc.
D.2.1	The Company is not a party to any undertaking or assurance given to any national or supra-national authority or any court or governmental or other agency or regulatory body or in respect of which an order has been made by any such body which is still in force.

D.2.2	The Company has not received any request for information, statement of objections or similar matter from any body within paragraph A.D.2.1.
D.3.	Suppliers and customers
D.3.1	To the best of the Sellers’ knowledge, information and belief no material supplier, customer or person who has had repeated dealings with the Company since the date 12 months prior to the Accounts Date:
(a)	has ceased dealing with the Company; or

(b)	has substantially reduced its dealings with the Company; or

(c)	has changed substantially the terms on which it is prepared to trade with the Company.
D.3.2	As far as the Sellers are aware having made no specific enquiry there are no special circumstances which might lead to the manufacture by any Company of any goods, or the supply by that Company by or to it of any goods or services being restricted or hindered.

D.3.3	The Disclosure Letter contains details of all customers (or groups of connected customers) responsible for 10% or more of the turnover of the Company, since the Accounts Date or in the financial period ended on the Accounts Date.

D.4.	Trading contracts and outstanding offers
D.4.1	The Company will not be required after the date of this Agreement to undertake any work or supply any goods or services except on normal commercial terms under a contract entered into on or before the date of this Agreement.

D.4.2	No offer, tender or the like which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding, except offers or tenders of a non-material nature in the ordinary course of its business.
D.5.	Defective products and installation
D.5.1	The Company has not accepted any obligation to service, repair or maintain any system or product installed, serviced or repaired by it or by any third party other than on arm’s length terms in the normal course of business.

D.5.2	The Company has not experienced significant defects with the performance of any of its software products which it has licensed and/or sold beyond routine maintenance requirements.
D.6.	Material contracts
D.6.1	The Company is not a party to any contract, arrangement, or obligation which, whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to its business, profits or assets, or which:
(a)	is not in the ordinary course of its business; or

(b)	is of major significance to the Company;
D.7.	No powers of attorney
D.7.1	None of the Companies has granted any power of attorney which remains in force; and

D.7.2	No other authority (express, implied or ostensible) has been given by the Company which remains in force to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

E.	TAXATION

E.1.	General/ Compliance
E.1.1	All Tax prior to the date of this Agreement for which the Company is liable or for which it is liable to account has been duly paid (insofar as such Tax ought to have been paid) and the Company has made all such deductions and retentions as it was obliged or entitled to make, including, for the avoidance of doubt, all VAT, sums payable under the PAYE system and any amounts of a corresponding nature payable to any foreign Tax Authority.

E.1.2	Since the Accounts Date, the Company has not been involved in any transaction which has given or so far as the Sellers are aware is likely to give rise to a liability to Tax on the Company (or would have given rise to such a liability but for the availability of any relief) other than Tax in respect of normal trading income or receipts of the Company arising from transactions entered into in the ordinary course of business.

E.1.3	All necessary information, notices, computations and returns which are required by law to have been submitted by the Company to any relevant Tax Authorities have been submitted within the prescribed time limits, including for the avoidance of doubt all claims, disclaimers and elections which on or before the date of this Agreement are required by law to have been made, given or delivered for Tax purposes. All such information, notices, computations and returns were and, so far as the Sellers are aware, remain true and accurate in all material respects, no adjustment relating to such returns has been suggested and no return is the subject of any questions or dispute . All records which are required to be maintained in respect of the aforementioned information have been maintained, so far as the Sellers are aware, in all material respects.

E.1.4	Since the Accounts Date, no accounting period of the Company for the purposes or any Tax has ended.

E.1.5	The Company has not, within the statutory limitation period in each relevant jurisdiction ending on the date of this Agreement, paid or become liable to pay to any Tax Authority, and so far as the Sellers are aware there are no circumstances as at the date hereof by reason of which it may become liable to pay, any material penalty, fine, surcharge or interest in respect of Tax.

E.1.6	There is not, and has not in the last three years been, any material enquiry, dispute or disagreement with any Tax Authority nor so far as the Sellers or the Company are aware are there any circumstances at the date hereof which make it likely that an investigation, enquiry or non-routine visit will be made by any Tax Authority within the next twelve months.

E.1.7	No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of the Company.
E.2.	Claims and Clearances
E.2.1	The Company has not entered into any transaction in respect of which any consent or clearance was required or sought from any Tax Authority without such consent or clearance having first been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

E.2.2	The Disclosure Letter gives full details of all claims (including supplementary claims) for relief or repayment, elections for a basis, system, method or type of relief from Tax, applications for postponement or appeals (including a further appeal) against an assessment to Tax assumed to have been made for the purposes of the Accounts that have not actually been made at the date hereof and any such claim, election, application or appeal which the Company has at the date hereof an outstanding entitlement or obligation to make.
E.3.	Capital Expenditure
E.3.1	No balancing charge under the Capital Allowances Act 2001 or any other legislation relating to capital allowances would be made on the disposal of any pool of assets or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

E.3.2	So far as the Sellers are aware, no event has occurred since the Accounts Date otherwise than in the ordinary course of business whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company under the Capital Allowances Act 2001 or any other legislation relating to any capital allowances.

E.3.3	None of the assets of the Company is a wasting asset within the meaning of section 44 of the Taxation of Chargeable Gains Act 1992.

E.3.4	The Company has not elected to have any asset treated as a short-life asset as defined in section 83 of the Capital Allowances Act 2001 nor been taken to have made an election under section 89(4) of the Capital Allowances Act 2001.

E.3.5	The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be made under sections 177 (equipment lessors) or 183 (incoming lessee) of the Capital Allowances Act 2001.
E.3.6	The Disclosure Letter gives full details of any disclaimers of capital allowances.

E.3.7	The Company has not claimed any research and development Tax relief or Tax credit.
E.4.	Chargeable Gains
E.4.1	The Company has not, within seven years before Completion, disposed of any asset otherwise than in the ordinary course of its trade.

E.4.2	In respect of any disposal by the Company immediately following Completion of an asset which it owns at the date of this Agreement:
(a)	for a consideration equal to the value of that asset taken for the purposes of the Accounts (if it was owned by the Company on the Accounts Date), the Tax liability thereby incurred would not exceed the amount taken into account in computing the provision for deferred Tax as stated in the Accounts; and

(b)	for a consideration equal to that for which the asset was acquired (if it was acquired after the Accounts Date), no liability to Tax would arise.
E.5.	Intangible Assets
E.5.1	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets (within the meaning of Schedule 29 to the Finance Act 2002 (“Schedule 29”)) of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. So far as the Sellers are aware, no circumstances have arisen since the Accounts Date by reason of which that basis might change.

E.5.2	The Company does not own any asset which has, since the Accounts Date, ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 and has not since the Accounts Date realised or acquired an intangible fixed asset for the purposes of Schedule 29.

E.5.3	No claims or elections have been made by the Company under Part 7 (rollover relief) or paragraph 86 (postponement of charge on transfer of assets to non-resident company) of Schedule 29 to the Finance Act 2002 in respect of any intangible fixed asset of the Company.

E.6.	Distributions and Other Payments
E.6.1	The Company has not at any time made any distribution or deemed distribution within the meanings of sections 209 or 210 of the Taxes Act 1988, except dividends shown in its audited accounts, nor issued any share capital which is of a relevant class as defined in section 249(2) of the Taxes Act 1988, nor is it bound to do so.

E.6.2	The Company has not, within seven years before Completion, repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital, or capitalised or agreed to capitalise in the form of shares or debentures, any profits or reserves of any class or description, or otherwise agreed to issue share capital otherwise than wholly for new consideration.

E.6.3	The Company has not, within seven years before Completion, been a party to any of the transactions set out in sections 213 to 218 of the Taxes Act 1988 (exempt distributions on demerger).

E.6.4	To the best of the Sellers’ knowledge, information and belief all rents, interest, annual payments and other sums of an income nature paid or payable by the Company are wholly allowable as deductions, management expenses or charges in computing income for the purposes of corporation tax.
E.7.	Close Companies
E.7.1	The Company has never been a close investment holding company as defined in section 13A of the Taxes Act 1988.

E.7.2	No loan or advance within section 419 of the Taxes Act 1988 has been made or released by the Company and there is no agreement or arrangement for such loan advance or debt to be made or released.

E.7.3	To the best of the Sellers’ knowledge, information and belief, the Company has not met any expenses for participators treated as a distribution by virtue of sections 418 of the Taxes Act 1988 and there has been no alteration of the share or loan capital of the Company within section 98 of the Inheritance Tax Act 1984.
E.8.	Groups
E.8.1	The Company has not entered into or agreed to enter into an election pursuant to sections 171A or 179A of the Taxation of Chargeable Gains Act 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.

E.8.2	So far as the Sellers are aware, the Company has not incurred any liability or contingent liability under section 176 of the Taxation of Chargeable Gains Act 1992 (depreciatory transactions within a group).

E.8.3	The Company has not entered into or become subject to any group arrangement under section 36 of the Finance Act 1998 for the payment of corporation tax.

E.8.4	So far as the Sellers are aware, neither the execution nor completion of this Agreement nor any other event since the Accounts Date will result in any chargeable asset being deemed to have been disposed of and reacquired by virtue of section 179 of the Taxation of Chargeable Gains Act 1992 or paragraphs 58 to 60 of Schedule 9 to the Finance Act 2002.

E.8.5	Except as provided in the Accounts, the Company will not be obliged to make or entitled to receive any payment for group relief as defined in section 402(6) of the Taxes Act 1988 in respect of any period ending on or before the Accounts Date.

E.8.6	Except as provided in the Accounts, the Company will not be obliged to make or entitled to receive any balancing payment within paragraph 7A of Schedule 28AA to the Taxes Act 1988.
E.9.	Secondary Liabilities
The Company is not, and so far as the Sellers are aware will not become, liable to pay any Tax or be deprived of any relief otherwise available to it or to make reimbursement or indemnity in respect of any Tax, for which any other person or company is primarily liable.
E.10.	Loan Relationships and Derivative Contracts
E.10.1	All interests, discounts or premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the Company’s statutory accounts.

E.10.2	In relation to each of its loan relationships, the Company operates and has in each accounting period of the Company ending after 31 March 1996 operated, an accruals basis of accounting authorised pursuant to section 85 of the Finance Act 1996.

E.10.3	No debtor relationship of the Company (within the meaning of section 103 of the Finance Act 1996) constitutes a relevant discounted security as defined in paragraph 3 of Schedule 13 to the Finance Act 1996 to which paragraphs 17 or 18 of Schedule 9 to the Finance Act 1996 applies.

E.10.4	The Company has not been a party to a loan relationship which has an unallowable purpose within the meaning of paragraph 13 of Schedule 9 to the Finance Act 1996.

E.10.5	The Company is not a party to a derivative contract for the purposes of Schedule 26 to the Finance Act 2002.

E.11.	Share Scheme Incentives
E.11.1	The Disclosure Letter contains details of all rights granted over or in respect of any shares of the Company and any arrangement to which the Company has been party in connection with the grant of such right, to, or in relation to, any employee or officer or former employee or officer of the Company or any other company, including:
(a)	any legislation under which the scheme has been approved or operates;

(b)	the names of grantees and numbers of shares granted, or shares over which rights are granted, to each grantee; and

(c)	in relation to options over shares, details of vesting schedules and whether exercise will be accelerated by any of the transactions contemplated by this Agreement.
E.11.2	The Company has not issued any restricted securities, convertible securities or securities with an artificially enhanced or depressed value within the meanings given in the Income Tax (Earnings and Pensions) Act 2003.
E.12.	Inheritance Tax
E.12.1	The Company has not at any time:
(a)	made a transfer of value (as defined in Part I of the Inheritance Tax Act 1984);

(b)	been party to associated operations in relation to a transfer of value as defined by section 268 of the Inheritance Tax Act 1984; or

(c)	received any value such that liability may arise under section 199 of the Inheritance Tax Act 1984.
E.12.2	No HM Revenue & Customs charge (as defined in sections 237 and 238 of the Inheritance Tax Act 1984) is outstanding over any asset of the Company or in relation to any of the Shares.
E.12.3	So far as the Sellers are aware, no circumstances exist whereby the power of sale mentioned in section 212(1) of the Inheritance Tax Act 1984 could be exercised in relation to the Shares or any assets of the Company.
E.13.	Stamp Duty
E.13.1	All documents in the possession or under the control of the Company or to the production of which the Company is entitled which establish or are necessary to establish the title of the Company to any asset owned by the Company as at Completion have been duly stamped or adjudicated not liable, and so far as the Sellers are aware, no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom and the Company has no outstanding liabilities to stamp duty land tax or stamp duty reserve tax.
E.13.2	Neither the sale and purchase of the Shares as contemplated by this Agreement nor any other event since the Accounts Date will, so far as the Sellers are aware, give rise to the withdrawal of a stamp duty or stamp duty land tax relief granted to the Company on or before Completion.
E.14.	Value Added Tax
E.14.1	The Principal Company is duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being subject to any conditions imposed by or agreed with any Tax Authority and each Subsidiary is duly registered for VAT or any equivalent sales or turnover tax in its jurisdiction of incorporation.

E.14.2	The Company is not nor has been treated for VAT purposes as a member of any group within Section 43 of the Value Added Tax Act 1994, other than a group comprising of the Principal Company and the Subsidiaries alone, and no direction has been given by any Tax Authority as a result of which the Company would be treated for the purposes of VAT as a member of any such group under Schedule 9A to the Value Added Tax Act 1994.

E.14.3	The Company is not partially exempt for the purposes of VAT.

E.14.4	The Disclosure Letter contains all particulars of all elections to waive exemption in relation to any of the Properties made or agreed to be made under Schedule 10 to the Value Added Tax Act 1994 (“Schedule 10”) by the Company or a relevant associate of the Company (within the meaning of paragraph 3(7) of Schedule 10). No such election has or will be disapplied by virtue of a building being used for exempt purposes or because the Company is a developer for the purposes of paragraph 2(3AA) of Schedule 10.

E.14.5	The Company is not liable under parts XVIII or XIX of the Value Added Tax Regulations 1995 to repay any VAT refunded to it.

E.14.6	The Company is not operating any special arrangement or special scheme relating to VAT and is not and has not agreed to be an agent for any other person in relation to any supply.

E.14.7	The Company is not the owner or to be treated as the owner of a capital item to which Part XV of the Value Added Tax Regulations 1995 applies.

E.15.	Company Residence and Overseas Dealings
E.15.1	The Principal Company has always exclusively been resident in the United Kingdom for Tax purposes and has not been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994 and section 788 of the Taxes Act 1988 as resident in any other jurisdiction and no circumstance or arrangement exists which would or may cause the Principal Company to cease to be exclusively resident in the United Kingdom for Tax purposes.

E.15.2	The Company:
(a)	has never carried on and does not carry on any trade, business or other activity (including, without limitation, the ownership or entitlement to any asset or interest in any asset or the deriving of any income, profits or gains) outside the United Kingdom; and

(b)	does not have and has not at any time had any branch, agency or permanent establishment outside the United Kingdom or any interest in any non-resident body corporate or entity.
E.15.3	The Company has not, without the prior consent of HM Treasury, caused, permitted or entered into any of the transactions specified in section 765 of the Taxes Act 1988 (migration of companies) and has not done so without satisfying the requirements of section 130(2) and (3) of the Finance Act 1988.
E.16.	Tax Avoidance
E.16.1	The Company has never entered into, been party to or otherwise been concerned with any event as a result of which any of the following provisions applies or so far as the Sellers are aware may apply:
(a)	Part XVII of the Taxes Act 1988; or

(b)	sections 29 to 34 of the Taxation Capital Gains Act 1992.
E.16.2	All transactions or arrangements made by the Company have been made on fully arm’s length terms and so far as the Sellers are aware there are no circumstances existing in which section 770A of, or Schedule 28AA to, the Taxes Act 1988 or any other provision could apply such that any Tax Authority would make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

E.16.3	The Company has not been involved in any transaction or series of transactions the sole or one of the main purposes of which is a reduction in the Tax liability of any person.

E.16.4	The Company has not been involved in any transaction or series of transactions to which Part 7 of the Finance Act 2004 or section 58A of or Schedule 11A to the Value Added Tax Act 1994 or any regulations made under any of these provisions apply.

F.	IPR AND TECHNOLOGY
Interpretation
For purposes of this Part, unless the context otherwise requires:
“Annexure” means one of the annexures numbered 1 to 12 to the Agreement entitled “Details of IPR and Technology” identifying the matters referred to in this Part;
“Commercially Significant Unregistered Company IPRs” means all unregistered IPRs which are used by the Company in the course of its businesses (other than the Licensed-In IPRs) and which are commercially material to the carrying on of its business;
“Company IPRs” means the Registered Company IPRs and the Commercially Significant Unregistered Company IPRs;
“Company IT System” means all core computer software and hardware, and telecommunications, network and internet-related equipment which is owned or used by the Company in the course of its business, together with the Company Websites excluding the Company Software Products;
“Company Software Products” means any software products developed by or on behalf of the Company which are currently marketed or intended to be marketed by or on behalf of the Company;
“Company Websites” means the websites operated by or on behalf of the Company, as listed in Annexure 10;
“Domain Names” means the domain names used by, or obtained for use, by the Company in the course of carrying on its business;
“IPR Licences-out” means all agreements, arrangements and understandings under which the Company permits any third party to use (i) any Company IPRs or (ii) any Licensed-In IPRs in a manner authorised by the relevant Third Party IPR Agreement, and which (in either case) are currently in force excluding sales to customers;
“IPRs” means:
(i)	patents, designs and trade marks (whether registered or unregistered), copyright and related rights, database rights, know-how and confidential information;

(ii)	all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future; and

(iii)	applications, extensions and renewals in relation to any such rights;
“Licensed-In IPRs” means all IPRs which are licensed from a third party (whether a member of the Seller’s Group or an arms length entity) and which (in either case) are or have been used by the Company under the terms of a Third Party IPR Agreement;
“Registered Company IPRs” means all IPRs which are registered, or have been applied for, by or on behalf of the Company; and
“Third Party IPR Agreement” means:
(i)	all agreements listed in Annexure 4 which contain a licence of any Licensed-In IPRs to the Company;

(ii)	all information technology-related agreements listed in Annexure 4 which contain a licence of Licensed-In IPRs (in relation to software or otherwise) to the Company; and

(iii)	all other agreements, arrangements and understandings (written or oral) under which a third party permits the Company to use Licensed-In IPRs.
F.1.	Confidential Information
F.1.1	The Company does not use any processes or business methods, and is not engaged in any activities, which involve the misuse or alleged misuse of any confidential information belonging to any third party, nor does the Company require access to such confidential information, other than under agreements which are valid and in force.

F.1.2	The Sellers are not aware of any actual or alleged misuse by any person of any of the confidential information (including customer lists and other business databases which are maintained by or on behalf of the Company in any format or medium).

F.1.3	The Company has not disclosed to any person any of its Confidential Information, except:
(a)	to its professional advisers under circumstances where; or

(b)	where such disclosure was properly made in the normal course of the Company’s business;

(c)	the recipient is obliged to maintain the secrecy of the Confidential Information by law or under rules of professional conduct or, as the case may be, under a written agreement, and is restrained from further disclosing or using it other than for the purposes for which it was disclosed by the Company.
F.2.	Intellectual Property Rights
F.2.1	To the best of the Sellers’ knowledge and belief annexures 1 and 2 contain complete, accurate and up-to-date details of the following Intellectual Property Rights:
(a)	the Registered Company IPRs (Annexure 1); and

(b)	the Commercially Significant Unregistered Company IPRs (Annexure 2).
F.2.2	The relevant Company identified in Annexures 1 and 2 is the sole legal and beneficial owner and, where registered or applied for, the sole registered proprietor of all Company IPRs, free of all Encumbrances.

F.2.3	All Company IPRs have been created or developed by employees of the relevant Company on written terms vesting ownership of those IPRs in that Company. The Disclosure Letter contains a copy of the standard terms and conditions of employment of the Company. The ownership of Company IPRs which were created or developed by any third party (including consultants, service providers, sub-contractors or otherwise) is determined by written contracts which transfer ownership to the relevant Company without conditions or restrictions, or with conditions which have been satisfied.

F.2.4	The Company IPRs and the Licensed-In IPRs are all the IPRs which the Company has required in the last 12 months to carry on its business.

F.2.5	To the best of the Sellers’ knowledge and belief the transaction envisaged by this Agreement will not affect either the validity or the subsistence of any Company IPRs, nor the right of the Company to use the Licensed-In IPRs.

F.2.6	To the best of the Sellers’ knowledge and belief none of the activities of the Company, and none of the Company IPRs, infringe or have been alleged or claimed to infringe, the IPRs of any third party, or to constitute an unauthorised use of any confidential information or trade secrets of any third party.

F.2.7	The Registered Company IPRs are valid and enforceable and not subject to any claims, challenges, or proceedings.

F.2.8	The Company has made all material payments of fees, costs, charges and taxes which are necessary in order to apply for, prosecute, maintain and renew the Registered Company IPRs. Such payments have been made at the due time. The Sellers are unaware of any act or omission of any third party (including licensors under Third Party IPR Agreements which could jeopardise the validity or subsistence of any Company IPRs, or Licensed-In IPRs.

F.2.9	Annexure 3 contains a complete and up-to-date list of all IPR Licences-out, excluding Company Software Products.

F.2.10	To the best of the Sellers’ knowledge and belief, no licensee under any IPR Licence-out is in material breach of agreement, and there are no material disputes or threatened or pending disputes in relation to any of them.

F.2.11	To the best of the Seller’s knowledge and belief, no third party has made unauthorised use of any Company IPRs or any exclusively Licensed-In IPRs, or threatened to do so.

F.2.12	Annexure 4 contains complete copies of all Third Party IPR Agreements, or, where no written agreement exists, full descriptions of all relevant arrangements and understandings. All trade marks comprised within the Licensed-In IPRs, and Trade Marks, as defined in this Agreement, are listed in the Disclosure Letter.

F.2.13	All material Third Party IPR Agreements are valid and in force. The Company has and, to the best of the knowledge and belief of the Sellers, all counterparties have complied with their respective obligations under all Third Party IPR Agreements. No third party licensor has notified the Company of its intention to terminate any Third Party IPR Agreement, and no disputes are pending or threatened in relation to any Third Party IPR Agreement.

F.2.14	To the best of the Sellers’ knowledge and belief annexure 6 contains an accurate, complete and up-to-date list of all Domain Names. All Domain Names are registered in the name of the Company as specified in that part of the Schedule. All Domain Name registrations have been renewed when due, and the Sellers are not aware of any misuse or threatened misuse of any of the Domain Names by any third party.
F.3.	Business names
The Company does not use on its letterhead, business cards, brochures, other stationery, books, websites, intranet, e-mails, vehicles, nor otherwise any name other that its own corporate name nor does it otherwise carry on in business under such other name.
F.4.	Data Protection and Customer Lists
F.4.1	End X Limited has a current notification under the UK Data Protection Act 1998 (“the DPA 1998”) on terms which are appropriate to cover their current and foreseeable activities in relation to their respective businesses.

F.4.2	As far as the Sellers are aware having made no specific enquiries, End X Limited has complied in all material respects with the DPA 1998, and its preceding legislation the Data Protection Act 1984 (“the DPA 1984”).

F.4.3	The Company has provided all information to individuals, and obtained all consents from individuals, which are required under the DPA 1998 and the DPA 1984 in order to use personal data about those individuals for the purposes of the business of the Company.

F.4.4	The Company has created and maintains its customer lists and databases in accordance with the requirements of the DPA 1998, and all other applicable laws.

F.4.5	No notices, complaints or other correspondence have been received by the Company from the UK Information Commissioner, or from any third party, and to the best of the Sellers’ knowledge and belief no such notices have been received by the UK Information Commissioner, regarding breach or alleged breach by the Company of its obligations under the DPA 1998 or the DPA 1984, and no dispute has arisen or is threatened in relation to the same.
F.5.	Information Technology and Company Websites
F.5.1	To the best of the Sellers’ knowledge and belief annexure 7 contains a complete, accurate and up-to-date list of all material software hardware and other equipment which are used as part of the Company IT System, and the agreements relating to that software, hardware and equipment.

F.5.2	To the best of the Sellers’ knowledge and belief the Company either owns or has the right to use all material elements of the Company IT System under licences, leases or other written agreements which are currently in force and have been complied with by the Company.

F.5.3	The Company IT System is free from material defects and has operated substantially in accordance with the requirements of the Company.

F.5.4	The Company IT System has the capacity and performance features necessary to fulfil the requirements of the Company as at the date of this Agreement.

F.5.5	No part of the Company IT System is the subject of any dispute or challenge involving the Company, whether as to ownership, performance, rights of use, quality, security, maintenance or otherwise.

F.5.6	The occurrence of the Year 2000 date change had no impact on or after 1 January 2000 upon the business or operations of the Company or on the Company IT System.

F.5.7	All products and services provided by third parties to the Company in relation to the Company IT System, including development, hardware and product supply, systems integration, support, maintenance, disaster recovery, telecoms, network and internet services, hosting and outsourcing, have been supplied and/or performed in accordance with all applicable agreements, arrangements and understandings (together “IT agreements”), and are appropriate to meet the current requirements of the business of the Company.

F.5.8	Annexure 9 contains a list of all third party software used by the Company where the source code for the software is held in escrow. To the best of the Sellers’ knowledge and belief, the materials held in escrow are complete and up-to-date and meet the requirements of all relevant source code escrow agreements.

F.5.9	If any person fails to provide maintenance or support or similar services to any of the Companies in relation to the Company IT System, the relevant Company has the necessary rights and information to ensure that such services are substantially provided either by its employees or by another third party.
F.5.10	Neither the Sellers nor the Company has disclosed to any third party any source code or algorithms relating to the Company IT System.

F.5.11	All data relating to the business and operations of each of the Companies is processed on IT systems which are owned by and under the control of the Company.

F.5.12	To the best of the Sellers’ knowledge and belief without making any enquiries the Company has operated the parts of the Company Websites within their power and control in accordance with all applicable laws, regulations and codes of practice.

F.5.13	No content supplied by the Sellers or the Company to any of the Company Websites and, to the best of the Sellers’ knowledge and belief, no content supplied by any third party, violates the IPRs or other rights of any third party, or is defamatory, obscene or otherwise unlawful or improper, or breaches any terms of use governing any of the Company Websites.

F.5.14	The Company own all Intellectual Property Rights in the design and layout of the Company Websites.

F.5.15	The Company has acquired all rights which are required in order to make available the content of the Company Websites. To the best of the Sellers’ knowledge and belief, all third party providers of content and services to the Company Websites have all rights which are necessary to make that content and those services available in that manner.

F.5.16	So far as the Sellers are aware, there are no unauthorised hyperlinks to any of the Company Websites, nor has any third party framed or co-branded any of the Company Websites without the prior written consent of the Company.

F.5.17	To the best of the Sellers’ knowledge and belief there have been no disputes, actual or threatened, involving the Company relating to any of the Company Websites.

F.5.18	So far as the Sellers are aware, there have been no virus or hacking attacks, “denial of service” attacks or security breaches in relation to any of the Company Websites or in relation to any other part of the Company IT System.

F.5.19	To the best of the knowledge and belief of the Sellers, there have been no breaches of the Company’s currently applicable IT security policies. Each of the Companies has appropriate procedures in place for preventing unauthorised access, for protection against viruses, and for the taking and storing of back-up copies of data and software processed by the Company IT System, in accordance with good industry standards.
F.6.	Further Warranties in relation to Company Software Products
For purposes of this section:
“Third Party Reseller Products” means such products supplied to the Company under distribution, value-added reseller or similar arrangements for onward supply to customers by the Company.
F.6.1	Annexure 11 contains a complete, accurate and up-to-date list of all Company Software Products.

F.6.2	The Company owns all IPRs in the Company Software Products and has the right to market the Third Party Reseller Products. All agreements relating to Third Party Reseller Products are valid and in force. The Company and each third party counterparty to those agreements has complied with them in all material respects and there are no actual or pending disputes in relation to any of them.

F.6.3	To the best of the Sellers’ knowledge and belief the Company Software Products comply with all legal and regulatory requirements in all territories in which they are sold.

F.6.4	So far as the Sellers are aware, no user of any Company Software Products has made any material complaint in relation to it, or threatened to withhold payment otherwise due to the Company in relation to such use.

F.6.5	So far as the Sellers are aware, no customer or third party has used any Company Software Products except in the manner permitted by the Company under relevant licence agreements.

F.6.6	So far as the Sellers are aware, completion of the transaction contemplated by this Agreement will have no effect as such upon the willingness of any customer to continue to use Company Software Products.

F.6.7	Save in accordance with the Company’s escrow arrangements for the source code of the Company Software Products, the Company has not disclosed any part of the source code for any Company Software Products to any third party.

F.6.8	So far as the Sellers are aware having made no specific enquiry no reseller of any of the Company’s Software Products has made any material complaint in relation to it.

F.6.9	No user of any Company Software Products has sought to enforce an indemnity in any of the IPR licence against the Company.

F.7.	Further Warranties in relation to Company Websites
F.7.1	Annexure 6 contains a complete, accurate and up-to-date list of all material agreements relating to the hosting of the Company Websites. Copies of these agreements are attached with the Disclosure Letter.

F.7.2	The Sellers are not aware of any patents or patent applications of third parties which could reasonably be used to challenge the method by which the Company operates any of the Company Websites or the technology or business methods or techniques used in connection with those websites.

F.7.3	To the best of the Sellers’ knowledge and belief the operation of the Company Websites complies with the Consumer Protection (Distance Selling) Regulations 2000, and the corresponding European Distance Selling Directive, to the extent that this Regulation and the Directive apply to the Company Websites.

F.7.4	To the best of the knowledge and belief of the Sellers, the conduct of all users of the Company Websites has been lawful, and has complied with all rules and procedures established by the Company relating to the use of the Company Websites (including acceptable use policies, online privacy policies, and trading, auction and other rules for the conduct of business via Company Websites).

G.	PROPERTIES
Interpretation
For the purpose of this Part, unless the context otherwise requires:
“Annexure” means the annexure to the Agreement entitled “Details of Properties” identifying matters referred to in this Part G of the Warranties.
G.1.	Title
G.1.1	The Properties are the only properties, used or occupied by the Company.

G.1.2	The Company is in exclusive occupation of the Properties.

G.1.3	The rents and any other monies due in relation to the Properties have been paid and neither the Seller nor the Company has received notice of any outstanding breach of covenant as regards any Property.
G.2.	Contingent leasehold liabilities
G.2.1	The Company is not or has not been a guarantor of a tenant’s covenants in any lease.

G.2.2	The Company has not assigned any “old lease” (as defined in the Landlord and Tenant (Covenants) Act 1995) under which it was the original tenant or of which it was not the original tenant but in respect of which it entered into a covenant with the landlord to observe and perform the tenant’s covenants under that lease.

Annexure relevant to Section G of the Warranties in Schedule 4 to the Share Purchase Agreement
Details of Properties
Part 1: Registered Land
Freehold

Brief Description	Registered proprietor	Title number	Present use
Leasehold

Date of
		Lease and				Rent
Brief	Registered	Title	Original	Unexpired	Current	Review		New or
Description	Proprietor	Number	Parties	Term	Rent	Dates	Present Use	Old Lease

H.	ENVIRONMENT

So far as the Sellers are aware having made no enquiries, the Company has at all times carried on its business in all respects in compliance with all applicable environmental Acts or Orders or Regulations, has not carried out any act which will or may give rise to any fine or penalty or default proceedings or other liability in relation to the Company and the Seller has disclosed to the Purchaser in relation to the Company all circumstances which could (through receipt of any notice or order or otherwise) give rise to a liability pursuant to the Environmental Act 1985 nor is aware of any adverse environmental issues or hazardous substances affecting the Property.

I.	EMPLOYEES

I.1.	Employees/Workers and Terms of Employment/Engagement
I.1.1
(a)	Full particulars of the identities and dates of commencement of employment or engagement or appointment to office and all material express terms and conditions of employment (including all information required by law to be included in particulars of terms of employment) and engagement of all the persons employed or engaged by the Company (whether under a contract of service or a contract for services) including (without limitation) all remuneration, incentives, bonuses, expenses, profit sharing or commission arrangements and other payments, share option schemes, contracts or policies of insurance and other benefits whatsoever whether provided on a contractual or discretionary basis are accurately set out or referred to in the Disclosure Letter.
I.1.2
(a)	The Disclosure Letter contains full and accurate particulars of any outstanding offer of employment or engagement made to any person by the Company; and

(b)	there is no person who has accepted an offer of employment or engagement by the Company, but whose employment or engagement has not yet started.
I.1.3	There are no agreements or other arrangements, whether or not legally binding, between the Company and any trade union or other body representing employees or workers, nor has the Company recognised any trade union nor have any requests for recognition, pursuant to Schedule A1 of the Trade Union and Labour Relations (Consolidation) Act 1992 as amended, or otherwise, been received by the Company, nor are there any works councils or staff associations or other employee representatives in place.

I.1.4	In relation to each of the persons presently employed or engaged by the Company (and so far as relevant to each person formerly employed or engaged by the Company) the Company has:
(a)	not received any complaint that it has not complied with any obligations imposed on it by Articles of the Treaty of Rome, European Commission Regulations and Directives and all statutes and regulations relevant to the relations between it and its employees and workers or it and any recognised trade union or the terms and conditions of employment or engagement or conditions of work of such employees and workers;

(b)	complied with all collective agreements for the time being dealing with relations or the conditions or services of its employees and workers; and

(c)	complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees and workers.
I.1.5	No person who has previously worked for the Company now has a right to return to work or a right to be reinstated or re-engaged by the Company or to any other compensation.

I.1.6	Save as disclosed in the Disclosure Letter there is no agreement, arrangement, scheme or obligation for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any of the persons employed or engaged or formerly employed or engaged by the Company or for the benefit of dependants of such persons.

I.1.7	The Disclosure Letter contains full and accurate particulars of any currently active agreement for the provision of consultancy services or other services of personnel of or to the Company and of the terms applicable to the secondment to or from the Company of any person.

I.1.8	There are no terms of employment or engagement for any person employed or engaged by the Company which provide that a change in control of the Company (however change of control may be defined, if at all) shall entitle the employee or worker to treat the change of control as amounting to a breach of contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

I.1.9	The Company has no obligation to make any payment on redundancy in excess of the statutory redundancy payment and the Company has not operated any discretionary practice of making any such excess payments.

I.1.10	No contract of service or contract for services exists between the Company and any director or employee in relation to which any relevant requirements of section 319 Companies Act 1985 have not been fulfilled.

I.1.11	There are no agents of the Company who are subject to the Commercial Agents Regulations 1985.

I.1.12	So far as the Sellers are aware having made no enquiries there are no acts or omissions by the Company in relation to any of its employees officers or workers, or their trade union or worker representatives, which could give rise to a successful claim against the Company or the Purchaser.

I.1.13	No employee, officer or worker of the Company is subject to a current disciplinary warning, proceeding or procedure.

I.1.14	So far as the Sellers are aware (without making enquiry) no employee or worker of the Company is subject to any legally binding restrictive covenant with any previous employer or otherwise which affects the performance of their duties for the Company.
I.2.	Bonus, Profit Sharing and Share Option Schemes
I.2.1	There are no schemes in operation by the Company under which any employee, officer or worker of the Company is entitled to a commission or remuneration of any other sort from the Company calculated by reference to the whole or part of the turnover, profits or sales of the Company.

I.2.2	The Company does not operate an approved share option scheme or an approved profit sharing scheme or company share option plan for the purposes of Sections 185 and 186 of the Taxes Act 1988 or Chapter 7 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (“Part 7”) or enterprise management incentives or an employee share ownership plan or approved share incentive plan for the purposes of Sections 47 and 62 Finance Act 2000 or Chapter 6 or Chapter 9 of Part 7 or any unapproved share scheme under which share benefits are provided for any employee, officer, worker or consultant of the Company.
I.3.	Changes in Remuneration
I.3.1	Since the Accounts Date or (where employment or engagement or holding of office commenced after the beginning of that period) since the commencement date of the employment or engagement or holding of office:
(a)	(other than those required by law) no material change has been made in the rate of remuneration or the emoluments or pension benefits of any officer or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of £30,000 per annum);

(b)	no material change has been made in the terms of employment or engagement of any officer or senior executive.
I.3.2	No amounts due to or in respect of any person employed or engaged or formerly employed or engaged by the Company (including all taxes, National Insurance contributions and pensions contributions and any other levies) are in arrear or unpaid other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

I.3.3	No negotiations for any increase in the remuneration or benefit of any officer, employee or worker of the Company are current,

I.3.4	No proposal, assurance or commitment has been communicated to any employee or other person working for the Company regarding any material change to his terms of employment or engagement or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement and no negotiations have commenced for any such matter.
I.4.	Termination of Contracts of Employment or Engagement
I.4.1	All subsisting contracts of service and all contracts for services with any individual to which the Company is a party are determinable on three months’ notice or less without giving rise to a claim for damages for breach of contract.

I.4.2	No employee, worker or officer of the Company

has given or received notice terminating his employment or engagement except as expressly contemplated in this Agreement;
I.5.	Industrial Disputes, Employee and other claims
I.5.1	The Company is not and none of its employees or workers are involved in any industrial dispute with the Company and so far as the Sellers are aware without making any enquiry, no industrial dispute involving the Company is threatened or anticipated.

I.5.2	There is no outstanding or (so far as the Sellers are aware, without making any enquiry) threatened claim, dispute, legal proceeding or grievance against the Company by any person who is now or has been employed or engaged by, or an officer of, the Company, or any dispute between the Company and a material number or class of its employees or workers whether arising under applicable legislation or otherwise. “Applicable Legislation” means any statute, statutory or community regulation or directive referred to in parts 1, 2 or 3 of the current edition of Butterworth Employment Handbook.

and so far as the Sellers are aware (without making any enquiry) there are no present facts or circumstances likely to result in any such dispute, claim or proceedings

I.5.3	No enquiry into or investigation of the Company is pending (so far as the Sellers are aware without making any enquiry) or has been made or threatened (so far as the Sellers are aware without making enquiry) by the Commission for Racial Equality, the Equal Opportunities Commission, any health and safety enforcement body or any other similar authority and to the Seller’s knowledge (without making any enquiry), there are no circumstances which are likely to give rise to any such investigation.

I.5.4	During the period of twelve months before the date of this Agreement, the Company has not given or been required to give notice of any redundancies to the relevant Secretary of State or started consultations with any trade union or employee representatives under Chapter II, Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

I.5.5	To the Seller’s knowledge (without making enquiry) there is no actual or threatened protected disclosure under the Public Interest Disclosure Act 1998.

I.5.6	So far as the Sellers are aware without making enquiry no employee or worker of the Company is suffering from a disability (as defined for the purposes of the Disability Discrimination Act 1985) which impairs his ability to perform his duties and/or which requires or might require any adjustment within the work place.

I.5.7	There is no requirement for a work permit in relation to any employee, officer or worker of the Company and the provisions of the Asylum and Immigration Act 1996 have been complied with in respect of every employee, officer and worker of each Company in relation to that persons ability to work for the Company.
I.6.	Loans to Employees or Workers

The Company has not made any loan or advance, to any past or prospective employee, officer or worker, which is outstanding or guaranteed any financial obligations of theirs.

I.7.	Employer’s Liability Insurance

The Sellers believe, having made no enquiries, that the Company has adequate employer’s liability and public liability insurance cover having regard to the activities carried out it. No claims have been made or are presently likely under such insurance policies.

J.	HEALTH AND SAFETY

J.1	So far as the Sellers are aware there are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the business of the Company which are liable to give rise to liability under any applicable legislation concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies (the “Health and Safety Legislation”)

J.2	The Company has not received any notice, claim or other communication alleging any contravention of or actual or potential liability under the Health and Safety Legislation which is unresolved.
K.	PENSION SCHEMES

K.1	The Company has not in the two years before the date of this Agreement paid, provided or contributed towards, and the Company is not under any legal obligation or commitment to pay, provide or contribute towards, any retirement/death/disability benefit for or in respect of any present or past employee (or any spouse, child or dependant of any of them) of the Company or of any predecessor in business of the Company.

K.2	There are no agreements or arrangements for the provision of any relevant benefits (as defined in Section 612(1) of the Taxes Act with the omission of the exception in that definition) for any employee or officer or former employee or officer of the Company or for any spouse or dependant of any such person nor has any proposal been announced to establish any such agreement or arrangement.

K.3	Full particulars of any arrangements for the provision of medical, sickness, permanent health or similar cover for employees or offices or former employees or officers of the Company or for any spouse or dependant of any such person have been provided to the Purchaser.

K.4	The Company has no obligation to contribute to any personal pension scheme (as defined in Section 630 of the Income and Corporation Taxes Act 1988) in respect of any employee or officer or former employee or officer of the Company.

K.5	The Company is not providing and has not at any time provided or promised to provide ex gratia pensions or other benefits in respect of any person and which remain outstanding.

Schedule 5
Net Debt Adjustment Post Completion
Part 1 — Calculation of Adjustment
1.	This Schedule shall take effect following Completion.

2.	If the Purchaser:
(a)	Agrees with the Completion Net Debt Statement then paragraph 4 of this Schedule shall apply and the relevant payment shall be made within 10 Business Days of the Purchaser notifying the Sellers of its agreement;

(b)	Does not agree with the Completion Net Debt Statement, it shall within 10 business days after receiving the Completion Net Debt Statement notify the Sellers of its calculation of Net Debt, accompanied by all relevant calculations and workings (“Purchaser Notification”). If the Sellers and the Purchaser do not agree the Net Debt within 10 business days of the Purchaser’s Notification above then the further provisions of this Schedule shall take effect;

(c)	Fails to either agree with Completion Net Debt Statement pursuant to paragraph 2(a) of this Schedule or fails to serve a Purchaser Notification pursuant to paragraph 2(b) of this Schedule within 10 Business Days after receiving the Completion Net Debt Statement then the Purchaser shall be deemed to have agreed with the Completion Net Debt Statement and paragraph 4 of this Schedule shall apply as if the Purchaser had agreed with the Completion Net Debt Statement pursuant to paragraph 2(a) of this Schedule.
3.	In this Schedule, unless the context otherwise requires:

“Actual Net Debt” means the Net Debt figure agreed at any time between the parties or determined in accordance with this Schedule;

“Adjustment” means the amount calculated and payable in accordance with this Schedule.

4.	The Adjustment to the Consideration shall be calculated and payable as follows:
(a)	if the Actual Net Debt is a value greater than the Draft Net Debt, the Purchaser shall pay the Adjustment to the Sellers which shall be equal to the amount by which Actual Net Debt is more than the Draft Net Debt;

(b)	if the Actual Net Debt is a value smaller than the Draft Net Debt, the Sellers shall pay the Adjustment to the Purchaser which shall be equal to the amount by which Actual Net Debt is less than the Draft Net Debt;

5.	If the Sellers and the Purchaser do not agree upon the Net Debt within 10 Business Days of the Purchaser’s Notification either party may refer the matter to be determined by:
(a)	such firm of chartered accountants as the parties may agree in writing; or

(b)	failing agreement on the identity of the firm of chartered accountants (“the Accountants”) within a further seven days from the expiry of the period of 14 days referred to above, such firm of chartered accountants as may be appointed for this purpose on the application of any party to this Agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales.
6.	The Adjustment shall be payable within 21 days of its being ascertained under paragraph 5 of this Schedule.

7.	The Adjustment shall be paid together with interest calculated on a daily basis on such amount at a margin of two per cent. per annum over the base rate of Lloyds TSB Bank PLC (net of any tax required by law to be deducted therefrom) from the Completion Date to the date of payment.

8.	The Adjustment shall be paid to the relevant party/ies in immediately available funds by electronic transfer under the CHAPS system.

9.	The Adjustment shall be deemed to be an increase in or, as the case may be, reduction in the Consideration.

10.	The Sellers shall be entitled to the Adjustment or, as the case may be, shall be liable to make any repayment in the proportions shown in column (3) of Schedule 2.
Part 2 — Basis on which Independent Accountants are to act
11.	The accountants appointed under Part 1 above (the “Independent Accountants”) shall act on the following basis:
(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	their terms of reference shall be to determine an amount which in their opinion represents the Net Debt at Completion;

(c)	the Sellers and the Purchaser shall each provide the Independent Accountants with all information which they reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Companies;

(d)	the determination of the Independent Accountants shall (in the absence of manifest error) be conclusive; and

(e)	their costs shall be borne as between the Sellers on the one hand and the Purchaser on the other hand as they shall specify, or in the absence of such specification, equally by the Sellers and the Purchaser respectively.

Schedule 6
Covenants up to Completion
The Sellers’ covenants for the purpose of Clause 4.7 are as follows:
1.	Upon execution of this Agreement the Sellers shall procure the formation of a management committee (the “Management Committee”) which shall be entitled to monitor the management of the Company and the Subsidiaries. The Purchaser shall appoint 3 persons, being Mike Sicuro, Tom Galanty and Neil Crossan (or such other persons as the Purchaser shall choose and notify to the Sellers) and the Sellers shall appoint Nicholas Boyes-Hunter, Stuart Payne and David Waters. Each member of the Management Committee shall be entitled to attend at the Companies offices, to receive notice of and to attend and speak at all meetings of the board and shareholders’ meetings (but not to vote thereat unless they are directors and/or shareholders of the Company (as appropriate) in their own right) and shall be provided with such information as to enable them to monitor those matters set out in paragraph 7 of this Schedule 6.

2.	The Sellers shall procure that from the date of this Agreement the Management Committee shall be kept informed of and consulted with in relation to the business, strategy and prospects of the Companies.

3.	From the date of this Agreement the Management Committee shall meet at intervals of no less than once per month upon reasonable notice to discuss the business of the Companies, their prospects and strategy. Such meetings shall be at the offices of the Company, or, if the representatives of the Purchaser require them elsewhere the Sellers shall be entitled to be reimbursed all their reasonable costs of attending such meetings by the Purchaser.

4.	From the date of this Agreement the Management Committee shall hold a conference call at intervals of no less than once per week or upon reasonable notice to discuss the business of the Companies, their prospects and strategy.

5.	The Sellers undertake that they shall as soon as reasonably practicable promptly notify the Purchaser and the Management Committee of the following matters which come to their attention:
(a)	all material developments relating to the market, competition, and price levels in respect of the business of the Companies;

(b)	any event or circumstance which is likely to any material extent affect the results of the Companies;

(c)	any claim against any Company received from, or any proceedings initiated by, any third party against any Company which has or may reasonably be expected to have any material effect on the financial position of any Company together with details of the action proposed to be taken by the relevant Company in relation thereto;

(d)	the receipt of any notice from any employee of any Company terminating or indicating their intention to terminate their employment with such Company;

(e)	any bona fide written offer or informal approach (providing all relevant details) from any person for the whole or any part of the issued share capital of any Company or for the whole or a substantial part of the undertaking or assets of any Group Company; and

(f)	any new Intellectual Property Rights of any material importance to any Company.
6.	The Sellers undertake to provide all reasonable assistance and information to the Management Committee which any member of the Management Committee shall reasonably request, including without limitation all management accounts.

7.	The Sellers shall, without prejudice to the generality of paragraph 7(b) which shall have overriding effect and save with the written consent of the Purchaser, procure that until Completion:
(a)	the business of the Companies is carried on in the usual and normal course;

(b)	the Company uses reasonable endeavours to meet its financial revenue forecasts as provided to the Purchaser;

(c)	the Companies take such reasonable steps as may be required to preserve the goodwill of their respective businesses and encourage customers and suppliers to continue to deal with the same and shall do nothing which will or is calculated to injure such goodwill; and

(d)	none of the Companies shall enter into any contract or commitment or do anything which, in any such case, is either out of the ordinary and usual course of its business or of a material nature without the prior consent in writing of the Purchaser. In particular, but without limiting the foregoing, the Sellers shall procure that from the date of this Agreement until Completion, save with the prior consent in writing of the Purchaser, none of the Companies shall:
(i)	incur any expenditure exceeding £50,000 on capital account; or

(ii)	dispose of or grant any option or right of pre-emption in respect of any part of its assets except in the ordinary course of trading; or

(iii)	borrow any money (except borrowings from its bankers not exceeding its current Facility) or make any payments out of or drawings on its bank account(s) (except payments in the ordinary course of business); or

(iv)	enter into any unusual or abnormal contract or commitment or:

(A)	grant any lease or third party right in respect of any of the Properties or transfer or otherwise dispose of any of the Properties;

(B)	make any loan;

(C)	enter into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms; or
(v)	declare, make or pay any dividend or other distribution; or

(vi)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

(vii)	make any changes in the terms and conditions of employment of any of its Directors or employees or employ or terminate (except in good cause) the employment of any person; or

(viii)	make, or announce to any person any proposal to make, any change or addition to any retirement/disability benefit of or in respect of any of its directors or employees or former directors or former employees (or any dependant of any such person) (other than any change required by law and proposed change which is mentioned in the Disclosure Letter) or grant or create any additional retirement/death/disability benefit; or

(ix)	knowingly permit any of its insurances to lapse or do any thing which they know would make any policy of insurance void or voidable; or

(x)	create, issue, purchase or redeem any class of share or loan capital; or

(xi)	agree, conditionally or otherwise, to do any of the foregoing; or

(xii)	in any other way depart from the ordinary course of its day-to-day business as presently carried on either as regards the scope or the manner of conducting the same; and
8.	The Sellers undertake to the Purchaser that:
(a)	they shall not dispose of any interest in the Shares or any of them or grant any option over, or mortgage, charge or otherwise encumber the Shares or any of them;

(b)	they shall not permit any of the Companies to pass any resolution in general meeting

(c)	they will forthwith notify to the Purchaser in writing any matter or thing which may arise or become known to him after the date of this Agreement and prior to Completion which he is aware at that time (having no obligation to make any particular enquiry) constitutes a breach of any of the Warranties or undertakings contained in this Agreement.
9.	Notwithstanding the above neither the Purchaser nor any of their nominated representatives on the Management Committee shall be entitled to access to any source code or algorithms relating to the software products of the Companies.

Schedule 7
Completion Obligations
Part 1 — Sellers’ Completion Obligations
The matters to be undertaken by the Sellers at Completion for the purposes of Clause 5.1 are as follows:
1.	The Sellers shall deliver or cause to be delivered to the Purchaser:
(a)	transfers of the Shares duly executed and completed in favour of the Purchaser;

(b)	any power of attorney under which any document is executed on behalf of the relevant transferors;

(c)	in the case of a transferor who is not registered as the holder of any of the Shares sold by him only, evidence to the Purchaser’s satisfaction of his title or right to sell those Shares;

(d)	any waivers, consents or other documents required to vest in the Purchaser the full beneficial ownership of the Shares and enable the Purchaser to procure them to be registered in the name of the Purchaser or its nominee;

(e)	the share certificates representing the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

(f)	powers of attorney in agreed terms;

(g)	letters of resignation (expressed to be with effect from the end of the meeting of the Board of the Company [or (as the case may be) of the Boards of each of the Subsidiaries]) referred to in paragraph 6 below, from such of the Directors and of the Secretary of the Company [and of each of the Subsidiaries] as the Purchaser may nominate, acknowledging that he has no claim outstanding for compensation or otherwise and without any payment under the Employment Rights Act 1996, executed as a deed by each of them in the agreed terms;

(h)	in terms reasonably satisfactory to the Purchaser a release duly executed as a deed by Lloyds TSB Bank plc, releasing the Company and each other Company from the charges created by the Lloyds Security Documents;

(i)	in terms reasonably satisfactory to the Purchaser release duly executed as a deed by Martin Sykes, releasing the Company and each other Company from the charges created by the Sykes Debenture and acknowledging that he has no claim against the Company for any indebtedness;

(j)	in terms reasonably satisfactory to the Purchaser releases duly executed as a deed by each of the Sellers (other than Carl Rushton and George Payne), releasing the Company and each other Company from the charges created by the Sellers Debenture;

(k)	in terms reasonably satisfactory to the Purchaser deeds from each of the Sellers acknowledging that neither the Sellers nor any spouse or child of the Sellers nor any company of which the Sellers, spouse or child has control (as defined in section 840 ICTA) has any claim against the Company or any of the Subsidiaries for any matter, including any indebtedness, and that there is no agreement or arrangement under which the Company or any of the Subsidiaries has any actual, contingent or prospective obligation to any such person and to the extent that any such claim exists the Sellers irrevocably and unconditionally waive any rights or remedies they may have relation thereto;

(l)	written confirmations as to the respective bank balances of each Company as at the close of business on the last business day prior to Completion, together with directions, in the agreed form, varying and/or replacing the mandates given to such banks by each Company;

(m)	a letter from the Bankers to the Company and dated with the date of Completion, confirming that the existing fixed and floating charges created by the Company and/or by each of the Subsidiaries in favour of such Bankers have not crystallised and confirming that such Bankers do not have any claim over any of the assets of either the Company or any of the Subsidiaries;

(n)	the resignation of the auditors of the Company and EndX Limited in accordance with Section 392 of the Companies Act 1985, in each case confirming, in accordance with Section 394 of such Act, that there are no circumstances connected with their resignation which should be brought to the notice of the members or creditors of the Company concerned and that there are no fees due to them;

(o)	in terms reasonably satisfactory to the Purchaser a deed executed by all the parties to a Shareholders Agreement dated 16 February 2005 terminating such agreement;

(p)	a certified copy of the agreement pursuant to which the Canadian Disposal has been completed;

(q)	all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Purchaser to be registered as the holder of the Shares;

(r)	in terms reasonably satisfactory to the Purchaser an acknowledgement from the Seller to the effect that there is no intra-group indebtedness from any Company to the Canadian Subsidiaries (other than in respect of intra-group trading activities in the ordinary and usual course of business) owing at Completion; and

(s)	releases as referred to in clause 9.2;

(t)	one part of the Put and Call Option if necessary.
2.	The Sellers shall deliver or cause to be delivered to the Purchaser as agent for the Companies:
(a)	all the Statutory and Minute Books of the Company and each of the Subsidiaries and their respective Common Seals Certificates of Incorporation and Certificates of Incorporation on Change of Name (if any);

(b)	certificates in respect of all issued shares in the capital of each of the Subsidiaries and transfers of all shares in any Subsidiary not registered in the name of the Company or another Subsidiary in favour of such persons as the Purchaser shall direct;

(c)	A counterpart of the MediaLink Licence duly executed by the Company;
3.	(a)	Immediately prior to Completion the Sellers shall take such steps before Completion so that the Companies will comply with section 155(2) Companies Act 1985 and shall, subject to receipt of a copy of the auditors report prepared by the Purchasers’ Accountants to be provided pursuant to section 156(4) of the Companies Act 1985:
(i)	Pass special resolutions by way of unanimous vote of all the shareholders in respect of 100% of the issued shares of each of the Companies approving the giving of financial assistance in the agreed form under and in accordance with section 151 to 156 of the Companies Act 1985 and in connection with the acquisition of the Shares; and

(ii)	Make such or procure by way of unanimous vote of all the shareholders in respect of 100% of the issued shares the making of such alterations to the Memorandum and Articles of Association of each of the Companies (where necessary) as the Purchaser may reasonably require to permit the giving of financial assistance. Provided that none of the Sellers will be expected to provide a Statutory Declaration in the form required by section 155(6) of the Companies Act 1985.
4.	The Sellers shall procure that all indebtedness due from any of the Sellers or any person connected with them to any of the Companies (full particulars of which are contained in the Disclosure Letter) shall be satisfied in full without payment of interest.

5.	The Sellers shall cause a meeting of the Board of each of the Companies to be held at which the appropriate Board shall:

(a)	appoint such persons as the Purchaser may nominate as Directors and Secretary of the relevant Company;

(b)	accept the letters of resignation referred to at paragraph [h];

(c)	(in the case of the Company’s Board) vote in favour of the registration of the Purchaser and/or its nominee(s) as members of the Company and, in the case of the Subsidiaries, the share transfers referred to in paragraph 2(c), subject only to the production of duly stamped and completed transfers in favour of the Purchaser and/or its nominee(s) in respect of the Shares;

(d)	appoint the Purchasers’auditors as auditors;

(e)	alter the accounting reference date of [each of ] the Compan[y/ies] to 31 December and resolve that the current accounting reference period of each of the Companies be shortened or extended as required by the Purchaser;

(f)	revoke all existing authorities to banks and new authorities shall be given to such banks and on such terms as the Purchaser may direct;
change the situation of the registered office and (subject to the Companies Acts) as the Purchaser may direct; and
6.	The Sellers shall deliver to the Purchaser, certified as correct by the Secretary of the relevant company, the minutes of each such board meeting.
Part 2 — Purchaser’s Completion Obligations
1.	The matters to be undertaken by the Purchaser for the purposes of Clause 5.4 are as follows:
(a)	make payment to the Company of the sums referred to in clause 3.3.2;

(b)	pay to such account of the Sellers’ Solicitors as they shall advise in writing not less than three business days prior to Completion in immediately available funds by electronic transfer under the CHAPS system the amounts due under clauses 3.1.1;

(c)	release the Deposit to the Sellers pursuant to the provision of Schedule 13.

(d)	pay to such joint account of the Sellers’ solicitors and the Purchasers’ solicitors in immediately available funds the amount due under clause 3.1.3;

(e)	the Purchaser will as part of the whitewash process in connection with the Canadian Disposal and the Medialink Licence and in particular, without limitation it shall procure that the following shall be provided or occur:

(i)	Statutory Declaration in the form required by section 155(6)(a) of the Companies Act 1985 as amended (“the Act”) made by all the directors of the Principal Company.

(ii)	Statutory report as required by s156(4) of the Act from the Principal Company’s auditors.
(f)	Provide a receipt to Carl Rushton for the monies payable by him to the Principal Company upon exercise of his options for 40,000 Shares;

(g)	Provide a receipt to the Sellers for the amounts owing to the Principal Company by the Sellers pursuant to the Canadian Disposal.

(h)	Enter into the Deed of Adherence if the Purchasing Subsidiary shall become the Purchaser pursuant to clause 21.1.

(i)	Procure the payment by the Company of £100,000 to Tim Parker as a bonus.

(j)	Enter into one part of the Put and Call Option if necessary.
Part 3 – PGIC Completion Obligations
PGIC will enter into the Deed of Guarantee if the Purchasing Subsidiary shall become the Purchaser pursuant to clause 21.1.

Schedule 8
Limitations on Liabilities under the Warranties etc
Part A — General
In this schedule “Claim” means any claim made or which would (if it were not for the application of the provisions of this schedule) be capable of being made against the Sellers (or any of them) for breach of the Warranties (excepting Warranties A.1 and A.5), having in respect of any Claim first taken into account the provisions of paragraph 7 of this Schedule.
1.	The aggregate liability of the Sellers in respect of all Claims and any claim under the Tax Covenant is limited to USD27,000,000. Any Tax Liability arising from claims under clause 2(g) or 2(h) of the Tax Covenant shall not be subject to this provision nor shall it be included in any calculation or aggregation for the purposes of this paragraph.

2.	The liability of any individual Seller in respect of all Claims is limited to his Proportion of the Consideration.

3.	In relation to any Claim, each Seller shall be liable only for his Proportion of the value of that Claim.

4.	The Sellers will be under no liability to make payment in respect of any Claim unless the aggregate cumulative liability of the Sellers in respect of all and any such Claims (not being a Claim falling within paragraph 5 of this Schedule) together with any Tax Liability arising under the Tax Covenant exceeds five hundred thousand U.S. Dollars in which event the Sellers shall (subject to the other provisions of this schedule) be liable for the full amount of such Claim and not only for the amount of the excess over five hundred thousand U.S. Dollars.

5.	The Sellers shall be under no liability in respect of any Claim where the amount for which the Sellers would be liable under such Claim is less than twenty five thousand U.S. Dollars.

6.	For the purposes of paragraph 5, where a number or series of Claims relates or derives from one event, circumstance, act or omission, each such Claim shall not be disregarded for failure to meet the minimum amount of Claim under paragraph 5 but such individual Claims when aggregated shall be treated as one Claim in respect of the event, circumstance, act or omission in question.

7.	The Sellers will be under no liability to make any payment in respect of any Claim unless:
7.1	written particulars of the Claim (giving reasonable details of the specific matter in respect of which such Claim is made) are given to the Sellers; and

7.2	such particulars are given:

7.2.1	in the case of any Claim under the Taxation Warranties, before the seventh anniversary of this Agreement;

7.2.2	in the case of any Claim under any other Warranties, within a period of two years from the date of this Agreement, and any Claim shall (unless previously satisfied, settled or withdrawn) be deeded to be withdrawn unless proceedings in respect of the Claims so notified are commenced and served within 9 months of the date of notification.
8.	The Sellers shall not be liable for any Claim to the extent that it would not have arisen but for any act, event, omission or default of the Purchaser or the Companies occurring after Completion.

9.	The Purchaser shall not be entitled to make any Claim to the extent that any Claim arises as a result of any liability to Taxation arising or being increased as a result of any change in the basis or method of calculation or of an increase in the rate of any Taxation after Completion.

10.	Where in relation to any matter which has been the subject of any Claim against the Sellers, (and the Sellers have paid the Purchaser the amount agreed or determined in respect of such Claim), the Purchaser or any of the Companies recovers any sum through insurance and which relates to the loss suffered in relation to the claim in question the Purchaser or the Company in question shall as soon as reasonably practicable notify the Sellers in writing and as soon as reasonably practicable shall repay to the Sellers any sums paid by the Sellers in respect of such Claim up to an amount not exceeding the sum recovered from the insurance less any costs reasonably and properly incurred by the Purchaser in connection therewith.

11.	If the Purchaser or any of the Companies receives notice or shall become aware of any claim, action or demand of a third party it reasonably considers will constitute or give rise to a Claim the Purchaser shall:
11.1.	as soon as practicable notify in writing the Sellers giving reasonable relevant details of any such fact matter or event then known to it so far as practicable and upon a reasonable request from the Sellers and at the Sellers’ cost, copies of all relevant documentation;

11.2.	thereafter upon the Sellers reasonable request keep the Sellers informed in writing of all significant developments and communications relating thereto;

11.3.	not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential Claim without prior consultation with of the Sellers;

11.4.	the Purchaser shall take or procure that the Companies take such action as the Sellers may reasonably request (provided that it is indemnified to its reasonable satisfaction by the Sellers against any losses, costs, interest, damages and expenses which may be incurred by the Purchaser and the relevant Companies in taking such action and provided that the Sellers shall give the Purchaser such reasonable assistance as it reasonable requires) to avoid dispute resist compromise defend pursue or prosecute any Claim threat right demand or mitigate any event or fact or prevent the occurrence of any fact matter or circumstance which has or may give rise to any Claim or affect the amount of any Claim against the Sellers hereunder.
12.	The amount of any successful Claim against the Sellers shall constitute or be deemed to constitute a reduction in the Consideration.

13.	In assessing the liability of the Sellers the amount of liability under any Claim shall be reduced or extinguished as the case may be to the extent that:-
14.1	applicable Tax Losses can be used to offset the loss giving rise to the Claim;

14.2	any credits relief benefits or accruals received or obtained by the Purchaser or the Company by reason of or arising out of the fact matter events or circumstances giving rise to the Claim;

14.3	such liability arises as a result only of any change made in any law, legislation (including subordinated legislation), administrative practice or interpretation after the date hereof (whether by the introduction of any new law or otherwise howsoever) or the withdrawal or amendment of any extra statutory concession after such date; and

14.4	such liability arises only as a result of a change of accounting policies or the accounting reference date of the Companies.

14.5	Taxation for which the Companies are accountable is extinguished or reduced or any relief increased as a result of the Claim giving rise to the liability.
15.	The Sellers shall not be liable under this Agreement in respect of any Claim based on a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable in which case the time limits set out in paragraph 7.2 shall only apply once such contingent liability becomes an actual liability.

16.	Payment of any Claim shall to the extent of such payment satisfy and preclude any other Claim which is capable of being made in respect of the same loss arising from the same subject matter.

17.	Nothing herein shall in any way diminish the Purchaser’s or the Companies’ common law duty to mitigate their loss.

18.	Any breach of this Agreement by the Sellers shall give rise only to an action in damages by the Purchaser and shall not entitle the Purchaser to rescind this Agreement, save in respect of fraud, or fraudulent misrepresentation.

19.	The Warranties shall be given as at the date hereof and shall not be deemed to be repeated at Completion. In addition there shall be no duty on the Sellers to notify the Purchaser of any matter that occurs between the date hereof and Completion that would have resulted in a breach of the Warranties if they were to be repeated at Completion.

20.	In the event of the Sellers being liable to the Purchaser in respect of an obligation of the Companies to pay Taxation and where the payment will be repaid or some other liability to Taxation reduced in consequence (in whole or in part) of the payment the liability of the Sellers shall be reduced and any amount paid to the Purchaser in respect of the liability shall be refunded forthwith when and to the extent that the Companies are entitled to a repayment or reduction in liability and the Purchaser shall procure that the Companies make all necessary Claims and do all such things to obtain the repayment or reduction as soon as they are entitled to do so save that the Purchaser and the companies shall not be obliged to take any action pursuant to this paragraph 20 whatsoever that the Purchaser reasonably believes acting in good faith having taken account of the reasonable requests of the Sellers will or is reasonably likely to have a material adverse effect on the future liability to Tax of the Purchaser or the Companies.

21.	Where the Sellers are liable in respect of any breach of the Warranties relating to the debts or to liabilities in respect of which the Purchaser or the Companies have a right of Claim or reimbursement (in whole or in part) against any person (including the debtor) the Purchaser shall forthwith notify the Sellers in writing and upon the request of the Sellers assign or procure to be assigned to them for no consideration the benefit of the debt, Claim or reimbursement provided always that the Purchaser shall (provided that it is indemnified to its reasonable satisfaction by the Sellers against any losses, costs, interest, damages and expenses which be incurred by the Purchaser) ensure that such assignment is valid and without prejudice to the generality of the foregoing does not constitute financial assistance within the meaning of s151 of the 1985 Act.

22.	Save in respect of its rights in relation to the Retention provisions in Schedule 10, the Purchaser shall not be entitled to exercise any rights of set-off withholding or deduction in respect of any claims for breach, non-observance or non-performance of this Agreement (including without prejudice to the generality of the foregoing any Claim in respect of a breach of the Warranties) against any payments to be made to the Sellers pursuant to the terms of this Agreement..

Part B
Purchaser’s Confirmation/Warranties
1.	The Purchaser confirms that, in entering into this Agreement it agrees that (except as expressly set out or referred to in the Disclosure Letter) no information, advice or assurances it or anyone on its behalf may have received from the Sellers their advisors or anyone else on their behalf in relation to the Companies or otherwise in relation to this Agreement or its negotiation may be legally relied upon in any manner.

2.	The Purchaser warrants to and undertakes with the Sellers and each of them that at the date of this Agreement:
2.1	it has the requisite power and authority to enter into and perform this Agreement and all matters ancillary hereto;

2.2	the execution delivery of and the performance by the Purchaser of its obligations under this Agreement and documents ancillary hereto will not:
2.2.1	result in the breach of any provision of its memorandum or articles of association bye-laws or other constitutional documents;

2.2.2	result in the breach of or constitute a default under any agreement, arrangement or instrument of which the Purchaser is a party or by which the Purchaser is bound; and

2.2.3	result in a breach of any applicable order, judgment or decree of any court or governmental authority;

2.2.4	the Purchaser has not already formulated and does not presently contemplate making a claim against the Sellers in respect of any breach of this Agreement and without prejudice to the generality of the foregoing in particular the Warranties and/or the Tax Covenant; and

2.2.5	the person(s) executing this Agreement and all documents ancillary thereto on behalf of the Purchaser is duly authorised to do so on behalf of the Purchaser under the terms of this Agreement and the documents ancillary hereto binding the Purchaser.

2.2.6	The Purchaser is not aware of a matter that it is aware would constitute a breach of the Warranties.

Schedule 9
Indemnities
1.	In this Schedule where the context admits:

“Indemnified Matters” for the purpose of Clause 7 means:-
(a)	the Canadian Disposal;

(b)	the Media Link Licence;

(c)	any loan from any Company to the Canadian Subsidiaries;

(d)	any loan or any other agreement or arrangement between any Company and David Lobb, including without limitation the David Lobb Option and any amount payable thereunder;

(e)	the incorporation of 6349609 Canada Inc and its subsequent acquisition of any part of the share capital of 4028546 Inc (together the “Canadian Subsidiaries”) entered into on or around or subsequent to 28 February 2005;

(f)	any and all contracts, arrangements, obligations, debts, liabilities, guarantees or indemnities that any Company may be a party to or subject to in respect of the Canadian Subsidiaries or the business carried on (previously or in the future) by the Canadian Subsidiaries.
2.	For the avoidance of doubt, the provisions of Clause 6 and Schedule 8 shall not apply to Clause 7 and this Schedule.

3.	When events have taken place or circumstances have arisen (“an Event”) in which the Purchaser or any of the Companies may be able to make a claim (“a Clause 7 Claim”) against the Sellers under the indemnity at Clause 7, then the Purchaser shall inform the Sellers of the Event in reasonable detail including the nature of the Event;

4.	If the Sellers at any time pay to the Purchaser an amount pursuant to Clause 7 and the Purchaser subsequently recovers from a third party any sum in respect of the loss suffered in relation to the matter giving rise to such Claim, the Purchaser shall repay to the Sellers as soon as practicable so much of the amount paid to the Purchaser by the Sellers as does not exceed the sum recovered from such Third Party (less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum from such Third Party).

5.	The Purchaser shall inform the Sellers in writing of any claim by any third party (Third Party Claim) which may result in a Clause 7 Claim (Indemnity Claim) as soon as reasonably practicable from the day on which such Third Party Claim comes to the notice of the Purchaser or one of the Companies.

6.	Subject to the Purchaser being indemnified to its satisfaction in accordance with paragraph 8 below:

(a)	The Purchaser shall, and shall procure that the Companies shall, take such action and give such information and assistance as the Sellers may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend any Third Party Claim and to appeal against any judgment given in respect thereof including (without limitation) applying to postpone so far as legally possible the payment of any Taxation; and

(b)	On the written request of the Sellers, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (Proceedings) shall be delegated to the Sellers. For this purpose, the Purchaser shall give or procure to be given to the Sellers all such assistance as the Sellers may reasonably require and shall appoint such solicitors and other professional advisers as the Sellers may nominate (provided that the Purchaser shall have the right to approve or reject the choice of solicitors or counsel) to act of behalf of the Purchaser or the Company or any of its Subsidiaries in accordance with the Sellers’ instructions (and provided also that the Purchaser may, in the event of a conflict of interest, require the Sellers to select alternative counsel or solicitors).
7.	Where Proceedings are delegated to the Sellers in accordance with paragraph 5 above:
(a)	The Sellers shall keep the Purchaser fully and promptly informed of the Proceedings, shall consult the Purchaser on any matter which is or is likely to be material in relation to any Proceedings; and

(b)	The Sellers shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed.
8.	Where the Sellers take over the conduct of any Proceedings pursuant to the provisions of paragraph 5 above the Sellers shall indemnify the Purchaser to its reasonable satisfaction in respect of all costs, charges and expenses reasonably and properly incurred by the Purchaser as a consequence of any actions taken at the request of the Sellers pursuant to paragraph 3 above.

Schedule 10
RETENTION
1	INTERPRETATION
In this Schedule, the following expressions shall have the following meanings:
Bank Instruction Letter : the letter, in agreed form, from the Escrow Agents to the Escrow Bank.
Due Amount : the amount (if any) due to the Purchaser on a Relevant Claim being Settled, as defined below.
Escrow Agents : the Purchaser’s Solicitors and the Sellers’ Solicitors.
Escrow Bank : [NAME AND ADDRESS OF BANK].
Escrow Letter : the letter, in the agreed form, to be signed by the parties instructing and authorising the Escrow Agents to establish and operate the Retention Account.
Estimated Liability : the amount claimed by the Purchaser in respect of a Relevant Claim notified in writing by the Purchaser to the Sellers, and including sufficient detail (to the extent only that such detail is then available) to enable the Sellers to make a reasonable assessment of the nature of the Relevant Claim and its likely quantum.
Release Date : means any of the dates falling a multiple of 182 days after the date of Completion provided that where a Release Date would otherwise not fall on a business day, the next following business day shall be substituted for it.
Relevant Claim : a clause 7 Claim as defined in Schedule 7, a Claim as defined in Schedule 8, or a claim under the Tax Covenant.
Retention Account : the joint interest-bearing bank account to be established in accordance with the Escrow Letter.
2	RETENTION

2.1	No amount shall be released out of the Retention Account otherwise than in accordance with this clause 2.

2.2	Subject as set out below, on each Release Date there shall be released to the Sellers’ Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Sellers in the proportions set out opposite their names in Schedule 2) a sum equal to the balance standing to the credit of the Retention Account which exceeds, on each Release Date the sum set out in the table below:-

Date	Amount to remain in Retention Account
First Release Date	$1,500,000
Second Release Date	$1,000,000
Third Release Date	£500,000
Fourth Release Date	Nil
PROVIDED ALWAYS THAT if any Relevant Claims have been notified to the Sellers by that Release Date then
2.2.1	no sum shall be paid out of the Retention Account which would reduce the balance thereon below the aggregate of the Estimated Liabilities and unpaid Due Amounts of all those Relevant Claims

2.2.2	one half of the value of the Estimated Liabilities and all of the unpaid Due Amounts for those Relevant Claims shall be deducted from any amount otherwise to be paid out to the Sellers Solicitors, PROVIDED ALWAYS that :-
2.2.2.1	the aggregate deductions made for any one Relevant Claim shall not exceed the Estimated Liability or unpaid Due Amount of that Relevant Claim, and

2.2.2.2	save as set out in 2.2.1 above, the amount to be paid out to the Sellers on each Release Date shall not be less than $250,000.
2.3	Amounts determined in accordance with Clause 2.2 above to be deducted from amounts to be paid out to the Sellers Solicitors shall be retained in the Retention Account.

2.4	Any interest which may accrue on the credit balance on the Retention Account shall be credited to the Retention Account and upon any payment of principal out of the Retention Account the interest accrued thereon shall also be paid to the payee.

2.5	The liability to taxation on any interest on any amount in the Retention Account shall be borne by the party ultimately entitled to that amount.

2.6	Subject always to paragraph 2.2 of this Schedule 10, if at any time an amount representing an Estimated Liability or an unpaid Due Amount has been retained in the Retention Account which would otherwise have been released on a Release Date, and the Estimated Liability is reduced or a Due Amount is determined in respect of the Relevant Claim which is less than the Estimated Amount or the amount unpaid of a Due Amount is reduced then an amount of the Retention Account equal to the difference or reduction shall forthwith be released to the Sellers’ Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Sellers in the proportions set out opposite their names in Schedule 2).

2.7	If at any time, a Relevant Claim is Settled and there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Purchaser, as soon as practicable following such settlement, instruct the Escrow Agents to pay to the Purchaser out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account.

2.8	If the Sellers consider that the Estimated Liability in respect of the Relevant Claim which has not been Settled is greater than that which is likely to be agreed between the parties or awarded by the appropriate forum for determination of the Relevant Claim, the Sellers may refer the matter to the determination of a barrister of not less than ten years call with experience in the relevant area of law to be agreed between the parties or in default of agreement, to be nominated by the Chairman of the Bar Council in England and Wales upon the application of either party . The barrister so appointed (the “Independent Barrister”) shall act on the following basis:
2.8.1	the Independent Barrister shall act as an expert and not as an arbitrator;

2.8.2	the Independent Barrister shall be requested to determine the likely monetary value of any award to the Purchaser (if any) by the appropriate forum of the Relevant Claim;

2.8.3	the Sellers and the Purchaser shall each provide the Independent Barrister with all information which he reasonably requires and the

Independent Barrister shall be entitled to base his opinion on such information and/or on any other matter which he considers fit in his exclusive discretion;

2.8.4	the determination of the Independent Barrister shall (in the absence of manifest error) be conclusive; and

2.8.5	the Independent Barrister’s costs shall be borne equally by the Sellers and the Purchaser.
and the amount of the Estimated Liability determined by the Independent Barrister shall be replace that used previously.

2.9	A Relevant Claim shall be deemed to be Settled for the purposes of this clause 2 if:
(a)	the Sellers and the Purchaser so agree in writing; or

(b)	the Relevant Claim has been determined by a court of competent jurisdiction or other forum from which there is no right of appeal, or from whose judgment the Purchaser or the Sellers (as the case may be) are debarred by passage of time or otherwise from making an appeal.
2.10	The part of the Consideration paid into the Retention Account shall not be regarded as imposing any limit on the amount of any claims under this agreement or under any of the documents executed pursuant to this agreement.

2.11	For the avoidance of doubt, if a Due Amount is not satisfied in full from the Retention Account, the Relevant Claim (to the extent not so satisfied) shall remain fully enforceable against the Sellers.

2.12	Nothing in this clause 2 shall prejudice, limit or otherwise affect any right, including to make any Claim, or remedy the Purchaser may have from time to time against the Sellers either under this agreement or under any of the documents executed pursuant to this agreement.

3.	INSTRUCTIONS
The parties agree and undertake that they will promptly give at all appropriate times and reflecting fully the above provisions of this Schedule instructions to the Sellers Solicitors and the Purchasers Solicitors pursuant to the Escrow Letter only in accordance with the provisions of this Schedule 10 and the Escrow Letter and in a timely manner as contemplated by this Agreement.
4.	COMPLETION
At Completion, the Purchaser shall pay $2,000,000 to the Escrow Bank to be held in accordance with the Bank Instruction Letter, and the Sellers and the Purchaser shall sign the Escrow Letter and procure that the Escrow Agents sign and deliver the Bank Instruction Letter to the Escrow Bank.

Schedule 11
Protective Covenants
Part 1 — Definitions
1.	In this Schedule the following definitions shall apply, unless the context otherwise requires:

“Business” means the business or businesses of the Companies namely the provision of software to the gaming industry as carried on at the Completion Date;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales;

“Company” includes any of the Companies and any of their respective successors in the Business;

“Company Intellectual Property Rights” means all Intellectual Property Rights used, or required to be used, by the Companies in, or in connection with, its business;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Confidential Information” means all information not publicly known, used in or otherwise relating to the Companies’ business, customers or financial or other affairs, including, without limitation, information relating to:
(a)	the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials; or

(b)	future projects, business development or planning, commercial relationships and negotiations;
“Covenantors” means the Sellers;

“Customer” means any person who has been or is at any time a buyer of goods or services from any of the Companies;

“Intellectual Property Rights” has the meaning given in Schedule 1 of this Agreement;

“Key Personnel” means any person who is at Completion employed or engaged in the Business in an executive or senior managerial capacity;

“Permitted Goods or Services” means the provision of the iView Software and ancillary matters in respect of gaming and non gaming applications and the provision of the MediaLink Software and ancillary matters, supplied in respect of non-gaming applications only;

“Prospective Customer” means any Customer who has been engaged in negotiations in the period of two years prior to Completion with the Company with a view to becoming a Customer of the Company and which negotiations have not been terminated;

“Relevant Area” means United Kingdom and those countries in which the Companies conducted business in the 12 month period preceding the date of this Agreement;

“Relevant Customer” means any person, firm or company who at any time during the two years prior to Completion was a Customer of the Company at any time during the said period;

“Relevant Period” means the period of two years from Completion;

“Relevant Goods or Services” means any goods or services competitive with those supplied by the Company at the date of Completion save for those [in respect of the Permitted Goods or Services;

“Relevant Supplier” means any person, firm or company who at the date of Completion was a supplier of any goods or services (other than utilities, banking services and goods or services supplied for administrative purposes) to the Company; and

“Relevant Words” means EndX, Mikohn, Progressive Gaming, TableLink.
Part 2 — Business, Solicitation and Dealing
2.	Each of the Covenantors hereby undertakes to the Purchaser (for itself and as trustee for each of the Companies and for the holders for the time being of the Shares) that without the written consent of the Purchaser,(but save to the extent that the activities below are carried out pursuant to written contracts of employment or written consultancy agreements with any Company):
(a)	he shall not directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which competes with, or is likely at any time during the Relevant Period to compete with, the Business;

(b)	he shall not directly or indirectly at any time within the Relevant Period:
(i)	solicit the custom of; or

(ii)	knowingly facilitate the solicitation of; or

(iii)	deal with

any Relevant Customer in respect of any Relevant Goods or Services whether or not such person would commit a breach of contract by reason of transferring business; or
(iv)	solicit the custom; or

(v)	knowingly facilitate the solicitation of; or

(vi)	deal with
any Prospective Customer in respect of any Relevant Goods or Services; or
(vii)	interfere; or

(viii)	endeavour to interfere
with the continuance of supplies to the Company (or the terms relating to those supplies) by any Relevant Supplier whether or not such person would commit a breach of contract by reason of transferring business;
(c)	he shall not directly or indirectly at any time during the Relevant Period:
(i)	entice away from the Company; or

(ii)	endeavour to entice away from the Company
any Key Personnel (other than Key Personnel who respond to a general public advertisement placed by it in the ordinary course of business or who have solicited employment with it only at his or her own initiative) whether or not such person would commit a breach of contract by reason of leaving service or office;

(d)	they shall not directly or indirectly at any time during the Relevant Period employ, engage, endeavour to employ or endeavour to engage any Key Personnel;
at any time after the date of this Agreement, directly or indirectly use or attempt to use in the course of any business on its own account or in conjunction with or on behalf of any person, firm or company, the Relevant Words, any colourable imitation of them, or any valid trade or service mark, trade name, design or logo (whether or not registered) or any other Company Intellectual Property Rights used in the business of the Companies or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto and it will at all times procure that any company controlled by it will not carry on such business under any such title or name;
3.	Nick Boyes-Hunter by way of additional covenant to secure the benefit of this Agreement to the Purchaser undertakes to the Purchaser that he shall not without the prior written consent of the Purchaser do or engage in any of the matters listed in paragraph 2 above for an additional period of one year.

4.	For the purposes of this Schedule, a Covenantor is concerned or interested in a business if:
(a)	he carries it on as principal or agent either alone or jointly; or

(b)	he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(c)	he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(d)	he is a partner, director, or employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed on the London Stock Exchange or traded on the Alternative Investment Market, if that person, the remaining Sellers and any person connected with him or them are interested in securities which amount to less than three per cent of the issued securities of that class and which, in all circumstances, carry less than three per cent of the voting rights (if any) attaching to the issued securities of that class.
5.	Nothing in paragraph 2 shall prevent the Covenantors from:
(a)	participating as a shareholder in and/or employee or consultant to the Purchaser;

(b)	owning not more than three per cent of any class of the issued share capital of a company which is dealt in on a recognised investment exchange (as defined for the purposes of the Financial Services and Markets Act 2000); or

(c)	exploiting, commercially or otherwise, the Permitted Goods or Services;

(d)	owning the Canadian Subsidiary.
6.	It is agreed between the parties that, whilst the restrictions set out in this Schedule are considered fair and reasonable, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in this clause it would not be void then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made render this clause valid and enforceable.

7.	Each of the restrictions in each paragraph or sub-clause above shall be enforceable by the Purchaser independently of each of the others and its validity shall not be affected if any of the others is invalid; if any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

Schedule 12
Addresses for Notices
The addresses and facsimile details of the parties for the purposes of Clause 20 are as follows:
1.	The Sellers:

The Sellers’ SolicitorsFacsimile number: +44 (0) 161 957 8899

For the attention of: Martin Caller or William Pinnock

2.	The Purchaser:

Mikohn Gaming Corporation

Facsimile number: 001 702 263 1663

For the attention of: Michael A Sicuro

With a copy to:

Bird & Bird

Facsimile number: +44 (0) 207 415 6111

For the attention of: Matt Dennis or Roger Butterworth

And

With a copy to:

Facsimile number: 001 858 550 6420

For the attention of: Steve Przesmicki

Schedule 13
Deposit Account / Return of Deposit
A.	The Deposit shall be sent to the client account of the Sellers’ Solicitors who shall provide an undertaking to the parties in the agreed terms.

B.	The Deposit will be held in an interest bearing account. Interest arising on the deposit shall be paid out in proportion to the persons to whom the principal of the Deposit is paid out

C.	If the Purchaser rescinds the Agreement in accordance with Clause 5.5(d), the parties will as soon as reasonably practicable sign payment instruction letter A, and send the same to the Sellers’ solicitors, and the Deposit will be sent in full ($2,000,000) to the Purchaser.

D.	If the Condition is not satisfied or waived in accordance with Clause 4 the parties will sign as soon as is reasonably practicable payment instruction Letter B, and send the same to the Sellers’ solicitors, and the Deposit will be sent as to $1,000,000 to Purchaser, and $1,000,000 shall be paid to the Company, which amount will be treated as a loan made by the Purchaser to the Company and shall be the subject of the PGIC Loan.

The coming into force of the PGIC Loan will be conditional and contingent upon the failure of the Condition and non-waiver of that Condition including for the avoidance of doubt the termination of this Agreement pursuant to clause 4.6.

E.	If:
•	Completion occurs in accordance with Clause 5 and Schedule 7, or otherwise; or

•	the Agreement lapses or otherwise fails to complete other than as result of the matters described at paragraphs C or D above, then :-
–	the parties will sign as soon as reasonably practicable instruction Letter C and the Deposit will be sent to the Sellers for their benefit absolutely

–	and the provisions of the PGIC Loan will lapse.
The terms of the PGIC Loan are that it shall be a loan from PGIC to the Company unsecured and interest free and shall be due for repayment as to $250,000 on 15th September 2006, and $750,000 on 31st May 2007.

Schedule 14
Tax Covenant
1.	Interpretation

1.1	In this Schedule unless the context otherwise requires:

“Company” means any or all of the Company and the Subsidiaries;

“Event” includes (without limitation), the Company ceasing to be associated with any other person for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this Agreement), event, act or omission whatsoever, and any reference to an event occurring on or before a particular date will include events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

“Group Relief” means:
(i)	Relief the subject of a surrender or claim pursuant to Chapter IV of Part X of the Taxes Act 1988; or

(ii)	any Tax refund the subject of a surrender or claim pursuant to section 102 of the Finance Act 1989;
“Overprovision” means the amount by which any provision in the Accounts relating to tax is overstated, applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts (and ignoring the effect of any change in law made or action taken by the Purchaser or the Company after Completion, or any Relief arising after Completion);
“Purchaser’s Tax Group” means the Purchaser and any other company or companies which either are, become after Completion, or have within the seven years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose;
“Relief” includes any loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax;
“Saving” means the reduction or elimination of any liability of the Company to make an actual payment of Corporation Tax in respect of which the Seller would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Tax Liability in respect of which the Seller has made a payment under paragraph 2 of this Tax Covenant.
“Seller” means any and all of the Sellers;
“Tax” or ‘Taxation’ means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties,

imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto;
‘Tax Authority’ means any person entitled to enforce or collect Tax;
“Tax Claim” means the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority (including the imposition of any withholding) from which notice, demand, assessment, letter, document or action it appears that a Tax Liability may be imposed or will be imposed on the Company, the Purchaser or any member of the Purchaser’s Tax Group;
“Tax Liability” means:
(b)	a liability of the Company to make a payment of Tax (an “A Liability”);

(c)	the application of all or part of any Relief in computing either profits earned, accrued or received on or before Completion or Tax arising in respect of any Event on or before Completion where the Relief arises in respect of any Event occurring or period commencing after Completion and where but for such application the Company would have been liable to make a payment of Tax in respect of which the Purchaser would have been able to make a claim under this Deed (a “B Liability”), in which case the amount of the Tax Liability shall be the amount of Tax saved by the Company as a result of that application;

(d)	the loss of all or part of a right to repayment of Tax which has been treated as an asset of the Company in the Accounts (a “C Liability”), in which case the amount of the Tax Liability shall be the amount of the loss of the right to repayment and any related repayment supplement; and

(e)	the loss of all or part of any Relief in computing profits or Tax, which Relief has been taken into account in computing (and so reducing) any provision or asset relating to Tax which appears in the Accounts in circumstances where the Relief would (were it not for that loss) have been available in full to the Company (a “D Liability”), in which case the amount of the Tax Liability shall be the amount of Tax which would (on the basis of tax rates current at the date of such loss) have been saved by the Company but for such loss, assuming for this purpose that the Company was in a position to use the Relief,
PROVIDED THAT payment will be made whether or not the Purchaser or the Company is or may be entitled to claim reimbursement of the Tax Liability from any person; and

1.2	references to “gross receipts, income, profits or gains” earned, accrued or received will include any gross receipts, income, profits or gains which for Tax purposes is deemed to have been or treated or regarded as earned, accrued or received;

1.3	references to a “repayment of Tax” shall include any repayment supplement or interest in respect of it;

1.4	any reference to an Event occurring on or before Completion shall include a series or combination of Events, the first of which occurred on or before Completion and was not in the ordinary course of business of the Company and the second or successive of which occurring after Completion were in the ordinary course of business of the Company ;

1.5	any stamp duty (which for these purposes shall include stamp duty land tax and any interest, fines, penalties relating to such stamp duty or stamp duty land tax) which would have to be paid by the Company after Completion on any instrument or, in the case of an instrument which is outside the United Kingdom, any stamp duty which would have to be paid by the Company after Completion on the instrument if it were brought into the United Kingdom, in either case which confers any right or title on the Company to any asset owned at Completion by the Company or in the enforcement or production of which the Company is interested shall be deemed to be a Tax Liability of the relevant Company which arose at the date of execution of the instrument (being a date which occurred before Completion) whether or not such instrument was or is submitted for stamping;

1.6	persons shall be treated as “connected” for the purposes of this Schedule if they are connected within the meaning of section 839 of the Taxes Act 1988; and

1.7	any reference to something occurring (including a Tax Liability arising) in “the ordinary course of business” shall, without prejudice to the generality thereof, be deemed not to include:
(a)	anything which involves, or leads directly or indirectly to any Tax Liability that is the primary liability of, or properly attributable to or due from, another person (other than a member of the Purchaser’s Tax Group) or is the liability of the Company only because some other person, other than a member of the Purchaser’s Tax Group, has failed to pay it;

(b)	any Event to which Part XVII of the Taxes Act 1988 (tax avoidance) applies;

(c)	anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;

(d)	anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing or being treated as becoming or ceasing to be a member of a group of companies or as becoming or ceasing to be associated with any other company for any Tax purposes;

(e)	anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Tax Liability; or

(f)	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Taxation purposes.
2.	Covenant
The Seller covenants with the Purchaser that, subject to the following provisions of this Tax Covenant, the Seller will pay to the Purchaser, so far as possible by way of repayment of the purchase price for the Shares, an amount equal to:
(a)	any Tax Liability resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)	any Tax Liability which arises solely as a result of the relationship for Tax purposes of the Company with any person other than a member of the Purchaser’s Tax Group whensoever arising;

(c)	any Tax Liability by reference to another person’s Tax liability relating to any Tax indemnity, sharing or allocation agreement under which the Company was obliged, or to which it was a party, on or prior to Completion;

(d)	any liability of the Company arising from an obligation to pay for Group Relief or to repay the whole or any part of any payment received for Group Relief (other than from another Group Company) pursuant to an arrangement entered into by the Company on or before Completion;

(e)	the loss of the right to receive any payment for Group Relief to the extent that such right to payment is provided for as an asset in the Accounts;

(f)	any Tax Liability payable by the Purchaser which arises as a result of its receiving any payment under this Tax Covenant;

(g)	any Tax Liability arising in connection with the Canadian Disposal;

(h)	any Tax Liability arising in connection with the MediaLink Licence; and

(i)	any reasonable costs and expenses properly incurred and payable by the Purchaser in connection with a Tax Liability for which the Seller is liable under paragraph 2(a)-(h).
3.	Exclusions

3.1	The covenant contained in paragraph 2 above will not cover any Tax Liability to the extent that:

(a)	Provision or reserve in respect of that Tax Liability has been made or its payment or discharge has been reflected in the Accounts; or

(b)	it arises or is increased as a result only of any change in law announced and coming into force after Completion with retrospective effect (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Tax Authority; or

(c)	the Purchaser is compensated for any such matter as a result of a claim under another provision of this Agreement; or

(d)	it would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the Company after Completion SAVE THAT this exclusion shall not apply where the act or transaction:
(i)	is in the ordinary course of the relevant company’s normal business as conducted up to the date of Completion;

(ii)	is required by any legislation or the practice of any Tax or other authority, whether coming into force or applying before, on or after Completion;

(iii)	could not reasonably have been avoided;

(iv)	is the presentation for stamping of any document which was executed prior to Completion;

(v)	is one which the Company is legally committed to do under a commitment that existed on or before Completion;

(vi)	is carried out with the written consent of Seller or its authorised representative; or

(vii)	the Purchaser was neither aware nor ought reasonably to have been aware would give rise to the Tax Liability in question.
(e)	it arises or is increased as a result of transactions entered into by the Company in the ordinary course of business between the Accounts Date and Completion;

(f)	it would not have arisen but for a change after Completion in the accounting bases upon which the Company values its assets (other than a change made in order to comply with generally accepted accounting principles);

(g)	it arises or is increased as a result of the Company ceasing to be entitled to the small companies’ rate of corporation tax;

(h)	it arises or increased as a consequence of the failure of the Purchaser to comply with or procure the compliance of the Company with its obligations under paragraphs 6 (Recovery from Third Parties), 7 (Conduct of Tax Claims) and 10 (Purchaser’s covenant);

(i)	it is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the Agreement;

(j)	the Tax Liability has been made good or otherwise compensated for at no expense to the Company or the Purchaser;

(k)	the Tax Liability of the Seller under this Tax Covenant, when aggregated with any Claims within the meaning given to it in Schedule 8, exceeds USD 27,000,000.

(l)	the Tax Liability of any claim under this Tax Covenant would be less than USD 25,000;

(m)	the aggregate cumulative Tax Liability of all claims under this Tax Covenant (not being a claim falling within paragraph (l) above) when aggregated with any Claim within the meaning given to it in Schedule 8 would be less than USD 500,000;

(n)	any income, profits or gains to which the Tax Liability is attributable were earned or received by or accrued to the Company on or before the Accounts Date but were not reflected in the Accounts;

(o)	the liability in question arises or is increased as a result of the failure by the Company after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was permitted by law and which is taken in account in computing and so reducing any provision which appears in the Accounts (or eliminating any provision which would otherwise have appeared in the Accounts), or in computing any right to repayment of Tax which appears in the Accounts, or the withdrawal or amendment by the Company after Completion of any such claim, election, surrender, disclaimer, notice or consent made by the Company prior to Completion.
3.2	The provisions of paragraph 3.1 and 3.5 of this Tax Covenant shall not apply to any claims:
(a)	in respect of any Tax Liability falling within paragraph 2(g) and (h) of this Tax Covenant; or

(b)	arising out of fraud or dishonest conduct on the part of the Seller (and in such case the Covenantors waive any rights they may otherwise have under the Limitations Act 1980).
3.3	The liability of any individual Seller under any claim brought under this Tax Covenant is limited to his Proportion of the Consideration.

3.4	In relation to any claim brought under this Tax Covenant, each Seller shall be liable only for his Proportion of the value of that claim.

3.5	No claim shall be brought by the Purchaser under this Tax Covenant unless written particulars of such claim specifying (in reasonable detail) the matter which gives rise to the claim have been given to the Seller before the seventh anniversary of this Agreement.
4.	Payment date and interest
4.1	Where the Seller is liable to make any payment under paragraph 2, the due date for the making of that payment (“Due Date”) will be the later of the date falling 10 Business Days after the Purchaser has served a notice on the Seller demanding that payment and 3 Business Days before the date on which the Tax in question would have to be paid to the relevant Tax Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Tax Liability in question or, where a claim relates to the application by the Purchaser of any Relief, the Due Date referred to in this paragraph is that which would have applied to the Tax saved by the application of that Relief, or in the case of a right to repayment, the date on which such repayment would otherwise have been made to the Company; or in the case of a loss of any Relief, the date on which the Tax that would have been saved but for such loss becomes due and payable to the Tax Authority.

4.2	If any sums required to be paid by the Seller under this Tax Covenant are not paid on the Due Date, then, except to the extent that the Seller’s liability under paragraph 2 compensates the Purchaser for the late payment by virtue of it extending to interest, such sums will bear interest (which will accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of Lloyds TSB Bank plc or, in the absence thereof, at such similar rate as the Purchaser will select from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.3	Any dispute as to the amount specified in any notice served on the Seller under paragraph 4.1 above will be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Seller and the Purchaser).

5.	Withholdings/gross-up

5.1	All sums payable under this Schedule shall be free and clear of all deductions or withholdings unless a deduction or withholding is required by law in which event the payer shall pay such additional amount as shall be required to ensure that the net amount received by the payee shall equal the full amount that would have been received by it had the payment not been subject to such deduction or withholding.

5.2	If any sum payable by the Seller to the Purchaser under this Schedule is subject to Tax in the hands of the Purchaser, the amount so payable shall be increased by such amount as will ensure that, after payment of the liability to Tax, the Purchaser is left with a net sum equal to the sum it would have received had no such liability to Tax arisen provided that if any payment is initially made on the basis that the amount due is not taxable in the hands of the Purchaser and its is subsequently determined that it is, or vise versa, such adjustments shall be made between the Purchaser and the Seller as may be required.

5.3	If the Purchaser would, but for the availability of a Purchaser’s Relief, incur a liability to Tax falling within paragraph 5.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

6.	Recovery from third parties

6.1	Where the Purchaser or the Company is or becomes entitled to recover by virtue of a legal right from some other person not being the Company or a member of the Purchaser’s Tax Group any amount relating to a Tax Liability which has resulted in a payment being made by the Seller under this Tax Covenant, the Purchaser will or will procure that the Company will:
(a)	notify the Seller of its entitlement as soon as reasonably practicable; and

(b)	if required by the Seller and, subject to the Purchaser or the Company being indemnified by the Seller to the Purchaser’s reasonable satisfaction against any Tax that may be suffered on receipt of that amount and any reasonable costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery provided that the Purchaser shall not be required to take any action pursuant to this paragraph 6.1(b) which, in the Purchaser’s reasonable opinion acting in good faith having taken account of the reasonable requests of the Seller, is likely to have a material adverse effect on the future liability to Tax of it or the Company.
6.2	If the Purchaser or the Company recovers any amount referred to in paragraph 6.1, the Purchaser will account to the Seller for the lesser of:
(a)	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that any such amount has already been made good by the Seller under paragraph 2); and

(b)	the amount paid by the Seller under paragraph 2 of this Schedule in respect of the Tax Liability in question.
7.	Conduct of Tax Claims
7.1	If the Purchaser or the Company becomes aware of a Tax Claim, the Purchaser will give notice in writing, or procure that notice in writing is given, (setting out reasonable particulars of the Claim), to the Seller as soon as is reasonably practicable (and in any event not less than 15 Business Days prior to the expiry of any time for appeal), provided that if the Seller receives any Tax Claim for whatever reason, it shall notify the Purchaser in writing as soon as is reasonably practicable and the Purchaser will be deemed on receipt of such notification to have given the Seller notice of such Tax Claim in accordance with the provisions of this paragraph 7. If the Purchaser fails to give the Seller prompt notice of a Tax Claim and such failure precludes the Seller from contesting or instructing the Company or the Purchaser to contest the Tax Claim in both the administrative and judicial forums, then the Seller shall not have any obligation to indemnify for such loss and the Seller shall not be liable under this Tax Covenant.
7.2	Provided the Seller indemnifies the Purchaser or the Company to the Purchaser’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Tax Liability, the Purchaser will take and will procure that the Company takes such action as the Seller may reasonably request by notice in writing given to the Purchaser or the Company to avoid, dispute, defend, resist, appeal or compromise any Tax Claim.

7.3	If any dispute arises between the Purchaser and the Seller as to whether any Tax Claim should at any time be settled in full, or contested in whole or in part, such dispute shall be referred for determination to a Queen’s Counsel, who has specialised in Tax matters for at least ten years at the English Bar with relevant experience (“Counsel”), appointed by agreement between the Purchaser and the Seller or (if they do not agree) upon the application by either party to the President for the time being of The Law Society, whose determination shall be final. Any Counsel so appointed shall be asked to advise whether, in his opinion, (acting as an expert and not as an arbitrator), an appeal against the Tax Claim would, on the balance of probabilities, be likely to succeed and shall be instructed, if the dispute relates to a Tax Claim issued by a Tax Authority outside the United Kingdom, to obtain such advice from professional advisers of the relevant jurisdiction as he thinks necessary in order to arrive at his opinion, and also to determine how the costs of obtaining his opinion should be allocated between the parties hereto. Any further dispute arising between the parties as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner.

7.4	If:
(a)	the Seller does not request the Purchaser or the Company to take any action under paragraph 7.2 above within 15 Business Days of the date of notice of the claim being given by the Purchaser or the Company; or

(b)	the Seller fails to indemnify the Purchaser or the Company to the Purchaser’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Seller) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any Event exceed a period of 20 Business Days; or

(c)	the Tax Claim concerns fraud or dishonest conduct as alleged by any Tax Authority; or

(d)	Counsel advises pursuant to paragraph 7.3 on the balance of probabilities that an appeal against the relevant Tax Claim is not likely to succeed, the Purchaser or the Company will have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and will be free to pay or settle the Tax Claim on such terms as the Purchaser or the Company (acting reasonably) may in its absolute discretion consider fit.
7.5	If the Seller does request the Purchaser or the Company to take any action under paragraph 7.2 above within the time limits specified in paragraph 7.4(a) above, the Purchaser shall procure that the Tax Claim is not settled or compromised without the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed.

7.6	The action which the Seller may request under paragraph 7.2 above shall include the Company applying to postpone (so far as legally possible) the payment of any Tax.

8.	Savings

8.1	If (at the Seller’s request and expense) the auditors of the Company for the time being determine that the Company has obtained a Saving, the Purchaser will as soon as reasonably practicable thereafter repay to the Seller the lesser of:
(a)	the amount of the Saving (as determined by the auditors) less any reasonable costs incurred by the Company or the Purchaser; and

(b)	the amount paid by the Seller under paragraph 2 in respect of the Tax Liability which gave rise to the Saving less any part of that amount previously re-paid to the Seller under any provision of this Tax Covenant.
9.	Overprovisions

9.1	If, on or before the 7th anniversary of Completion, the auditors for the time being of the Company certify (at the request and expense of the Seller) that any provision for Tax in the Accounts has proved to be an Overprovision;
(a)	the amount of any Overprovision will first be set off against any payment then due from the Seller under this Tax Covenant; and to the extent that there is an excess, a refund will be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

(b)	to the extent that such excess as referred to in (a) above is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments which become due from the Seller under this Tax Covenant.
10.	Purchaser’s Covenant

10.1	The Purchaser shall pay to the Seller an amount equal to any Tax Liability relating to any of the following Events occurring or deemed to occur after Completion;

(a)	the Company or any member of the Purchaser’s Tax Group failing to pay any amount of Tax to which it is liable to the extent that such Tax Liability arises in circumstances where the Purchaser would not have been entitled to make a claim against the Seller under paragraph 2 of the Tax Covenant had such Tax Liability been paid by the Company or the relevant member of the Purchaser’s Tax Group.

(b)	the making by the Company or any member of the Purchaser’s Tax Group of any payment or deemed payment which is treated as a chargeable payment for the purposes of section 214 of the Taxes Act where the Company or the relevant member of the Purchaser’s Tax Group was aware or ought reasonably to have been aware that such payment would give rise to such Tax Liability;

(c)	the Company or any member of the Purchaser’s Tax Group ceasing to be resident in the United Kingdom or such other country as that relevant company resides for Taxation purposes.
10.2	Any payment made by the Purchaser under paragraph 10.1 above shall be made 10 Business Days before the last day on which the relevant payment of taxation is due to be made to the relevant Taxation Authority without incurring any liability to interest or penalties.

10.3	The Purchaser shall pay to the Seller an amount equal to all costs and expenses reasonably and properly incurred by the Seller in connection with such Tax Liability as described in paragraph 10.1 above or any action taken under this paragraph.

SIGNED by NICHOLAS BOYES-HUNTER	)	/s/ Nicholas Boyes-Hunter

in the presence of: [unintelligible]	) )

SIGNED by CYRIL BOYES-HUNTER	)	/s/ Cyril Boyes-Hunter

in the presence of: [unintelligible]	)

SIGNED by DAVID WATERS	)	/s/ David Waters

in the presence of: [unintelligible]	)

SIGNED by STUART PAYNE	)	/s/ Stuart Payne

in the presence of: [unintelligible]	)

SIGNED by GEORGE PAYNE	)	/s/ George Payne

in the presence of: [unintelligible]	)

SIGNED by CARL RUSHTON	)	/s/ Carl Rushton

in the presence of: [unintelligible]	)

SIGNED by Michael A. Sicuro the duly	)	/s/ Michael A. Sicuro

authorised representative of		Executive Vice President, Chief
MIKOHN GAMING CORPORATION		Financial Officer, Secretary and
Treasurer
in the presence of: [unintelligible]	)